Exhibit 10.34

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Execution Form

ENGINE LEASE

COMMON TERMS AGREEMENT

DATED AS OF 28 JUNE, 2007

BETWEEN

GE COMMERCIAL AVIATION SERVICES LIMITED

And

CONCESIONARIA VUELA COMPANIA DE AVIACION, S.A. DE C.V.

ENGINE LEASE

COMMON TERMS AGREEMENT

THIS COMMON TERMS AGREEMENT (this “CTA”) is made as of June     , 2007 BETWEEN:

(1)	GE COMMERCIAL AVIATION SERVICES LIMITED (“GECAS”); and

(2)	CONCESIONARIA VUELA COMPANIA DE AVIACION, S.A. DE C.V. (“Lessee”).

WHEREAS:

(A)	From time to time, Lessee or one of its Affiliates may wish to lease commercial aircraft engines and related equipment from GECAS or one of its Affiliates, and GECAS or one of its Affiliates may wish to lease commercial aircraft engines and related equipment to Lessee or one of its Affiliates;

(B)	Each party hereto wishes to provide in one document for certain common terms and conditions, as hereinafter provided in this CTA, that will be applicable, unless otherwise stated, to each such lease referred to in Recital (C); and

(C)	Each such lease transaction will be concluded only on the terms of an agreement entitled “Engine Lease Agreement,” which together with this CTA (which will be incorporated into and become part of such Engine Lease Agreement), will constitute the Lease for the applicable Engine including such related equipment as identified therein, and will also constitute an International Interest within the meaning of the Cape Town Convention recordable at the International Registry, as and to the extent such convention is applicable thereto.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	INTERPRETATION

1.1	Definitions

In the Lease, capitalized words and expressions are defined in Schedule 1 (Interpretation) or in the Engine Lease Agreement, and the Lease shall be construed in accordance with such Schedule 1 and the Engine Lease Agreement.

1.2	Construction

(a)	In the Lease, unless otherwise stated, a reference to:

(i)	“Lessor,” “Lessee,” “GECAS,” “Owner” or any other Person includes any of their successors and permitted assignees;

(ii)	plural concepts shall include the singular and vice versa;

(iii)	any document (except this CTA, unless Lessor and Lessee otherwise expressly agree) shall include any changes to that document and any replacement for it;

(iv)	a Section or a Schedule is a reference to a section of or a schedule to this CTA or the Engine Lease Agreement as so indicated;

(v)	any Regulation shall include any changes to that Regulation and any replacement for it;

(vi)	an obligation of a Person refers to any obligation that Person has under or in relation to the Lease;

(vii)	“includes,” “including”, “include” or similar terms shall not be construed as limiting and shall mean “including, without limitation”; and

(viii)	in the event of a conflict between the provisions of the Engine Lease Agreement and the provisions of this CTA, the provisions of the Engine Lease Agreement shall control.

(b)	Headings to Sections and Schedules in the Lease are not intended to affect their meaning.

2.	REPRESENTATIONS AND WARRANTIES.

2.1	Lessee’s Representations and Warranties.

(a)	Lessee hereby makes the representations and warranties set out in Section 1.1 of Schedule 2 (Representations and Warranties) as of the date of execution of the Engine Lease Agreement and as of the Delivery Date thereunder, and Lessee understands that these statements must be true, both when the Engine Lease Agreement is executed and on the Delivery Date thereunder.

2.2	Lessor’s Representations and Warranties.

(a)	Lessor hereby makes the representations and warranties set out in Section 1.2 of Schedule 2 (Representations and Warranties) as of the date of execution of the Engine Lease Agreement and as of the Delivery Date thereunder, and Lessor understands that these statements must be true, both when the Engine Lease Agreement is executed and on the Delivery Date thereunder.

3.	CONDITIONS PRECEDENT. Lessor need not deliver and start the leasing of the Engine under the Lease unless each of the Lessor Conditions Precedent is satisfied or waived in writing by Lessor. If any of the Lessor Conditions Precedent is not satisfied, or waived by Lessor, on or before the Delivery Date and Lessor, in its absolute discretion, agrees to deliver the Engine to Lessee and to start the leasing of the Engine, Lessee will ensure that such Lessor Condition Precedent is fulfilled within thirty (30) days after the Delivery Date, and Lessor may treat as an Event of Default the failure of Lessee to do so. Lessee need not accept and start the leasing of the Engine under the Lease unless each of the Lessee Conditions Precedent is satisfied or waived in writing by Lessee.

4.	COMMENCEMENT

4.1	Leasing

(a)	Subject to Sections 3 (Conditions Precedent) and 4.4(Delayed Delivery), Lessor will lease that Engine to Lessee and Lessee will take that Engine on lease for the Term, which shall commence on the Delivery Date, and which shall be evidenced by Lessee’s execution of (i) an Engine Lease Agreement for such Engine on or before the Delivery Date and (ii) any additional documents as required by such Engine Lease Agreement. Lessor shall notify Lessee of the Scheduled Delivery Date in the Scheduled Delivery Month.

(b)	Lessee will be responsible for all risks associated with any loss of or damage to the Engine from the Rent Commencement Date until possession of the Engine is returned to Lessor on the Return Occasion and Lessor executes and delivers to Lessee the acknowledgement contemplated by Section 12.4(Acknowledgement).

4.2	Pre-Delivery Procedure. Lessor and Lessee will follow the Pre-Delivery Procedure.

4.3	Delivery and Acceptance. After the Pre-Delivery Procedure has been completed and subject to Section 3 (Conditions Precedent):

(a)	Lessor will tender delivery of the Engine to Lessee at the Delivery Location.

(b)	Lessee will accept the Engine and provide evidence of its acceptance by signing and delivering a Certificate of Acceptance to Lessor.

Lessee’s acceptance of the Engine shall be regarded as absolute, unconditional and irrevocable. After Delivery, Lessee shall bear all risk of loss for the Engine from any cause whatsoever.

4.4	Delayed Delivery. Lessor shall not be liable for any Losses suffered or incurred by Lessee, arising from or in connection with any delay in delivery or failure to deliver the Engine (except to the extent such delay in delivery or failure to deliver the Engine is caused by Lessor’s gross negligence or willful misconduct). Lessor, may, but shall have no obligation to, tender delivery of any Engine to Lessee after the Final Delivery Date if such Date is applicable under the Engine Lease Agreement.

5.	PAYMENTS

5.1	Deposit. Lessee shall pay Lessor any Deposit.

5.2	Rental Periods. The first Rental Period will start on the Rent Commencement Date and each subsequent Rental Period will start on the date immediately following the last day of the previous Rental Period. Each Rental Period will end on the date immediately before the numerically corresponding day in the next month, except that:

(a)	if there is no numerically corresponding day in that month, it will end on the last day of that month; and

(b)	if a Rental Period would otherwise extend beyond the Expiry Date, it will end on the Expiry Date.

5.3	Rent

(a)	Time of Payment: Lessee will pay to Lessor or its order Rent in advance on each Rent Date. Lessor must receive value for the payment on each Rent Date. If a Rental Period begins on a day which is not a Business Day, the Rent payable in respect of that Rental Period shall be paid on the Business Day immediately before that day.

(b)	Amount: The Rent payable during the Term shall be calculated in accordance with Schedule B of the Engine Lease Agreement.

5.4	Supplemental Rent; Maintenance Adjustment

(a)

Amount: lf, under the Engine Lease Agreement, Lessee is required to pay Supplemental Rent or a Maintenance Adjustment or both, Lessee will pay that Supplemental Rent and Maintenance Adjustment, at the rates referred to in the

Engine Lease Agreement, to Lessor in relation to each calendar month (or part of a month) of the Term, on the fifteenth day following the end of that calendar month (except that the last payment of Supplemental Rent during the Term shall be paid on the Expiry Date).

(b)	Adjustment: If, under the Engine Lease Agreement, Lessee is required to pay Supplemental Rent, the Supplemental Rent rates shall be adjusted after the Delivery Date not more frequently than annually (with any such adjustment having retrospective application as appropriate to reflect the provisions of paragraphs (ii) and (iii) below) based on the following:

(i)	Annual Supplemental Rent Adjustment: by the Annual Supplemental Rent Adjustment, compounded annually commencing on the first anniversary of the Delivery Date.

(ii)	Hour to Cycle Ratio Adjustment: Lessor and Lessee acknowledge that the Engine Supplemental Rent rate and the Engine LLP Supplemental Rent rate are based upon the assumption that the Engine will operate on an Assumed Ratio. If that assumption proves to be incorrect at any time for any period of ***** consecutive months during the Term based upon Lessee’s actual operating experience during such *****, and the hour to cycle ratio differs from the Assumed Ratio by more than ***** during such *****, (i) Lessor shall have the right, upon written notice to Lessee, to adjust the Engine Supplemental Rent rate and the Engine LLP Supplemental Rent rate (in the case of a decrease in the ratio below the Assumed Ratio) and (ii) Lessor, upon written request from Lessee, will make that adjustment (in the case of an increase in the ratio above the Assumed Ratio). Any adjustment shall be based on a table contained in the Engine Lease Agreement. Actual hour to cycle ratios may fall outside the ratios identified in that table. In that case, the actual values shall be determined by extrapolating the closest observed intervals in the table.

(iii)	Engine-Thrust-Rating Adjustment: Lessor and Lessee acknowledge that any amounts of Engine Supplemental Rent payable by Lessee are based upon the assumption that the Engines will operate at certain assumed engine thrust ratings. If that assumption proves to incorrect by more than ***** at any time for a period of ***** consecutive months during the Term based upon Lessee’s actual operating experience during such ***** months, Lessor may make, and notify Lessee of, such adjustment as Lessor determines is necessary in its reasonable discretion to maintain the rates of Engine Supplemental Rent at levels which accurately reflect the costs associated with obtaining relevant maintenance services at prevailing industry rates.

(iv)	Material Revision to Maintenance Program: If the Maintenance Program is materially revised, Lessor may make, following consultation with Lessee, an adjustment (upwards or downwards as the case may be) which the parties, in good faith, determine is reasonable to maintain the Supplemental Rent at levels which accurately reflect the costs associated with obtaining relevant maintenance services at prevailing industry rates. If the parties are unable to make such determination within thirty (30) days following the commencement of such consultation process, the same shall be submitted for review to an independent, internationally recognized maintenance repair organization for determination and the parties shall he bound by such determination.

(c)	Lessor’s Property: Lessee acknowledges and agrees that Supplemental Rent is additional rent for the leasing of the Engine and not cash collateral or other collateral security for Lessee’s maintenance obligations under the Lease. Once paid, all Supplemental Rent is the property of Lessor; without prejudice to Lessee’s rights to receive maintenance contributions pursuant to Section 7.2, or its rights to receive the payments described in Section 5.12(d)(iv) in accordance with the provisions of such Section, and it is not refundable to Lessee under any circumstances whatsoever and Lessee has no interest therein whatsoever.

(d)	Letter of Credit in Lieu of Cash Supplemental Rent: if Lessee is required to make payments of Supplemental Rent pursuant to the International Aircraft Lease Agreement, then at Lessee’s request, Lessor shall consider with Lessee whether Lessor would be willing to accept Letter(s) of Credit from Lessee complying with Section 5.14 in lieu of requiring Lessee to make cash payments of Supplemental Rent; provided no Default has occurred and is continuing, Lessor shall act reasonably in connection with such consideration and shall not refuse such request on an unreasonable basis.

5.5	Payments. All payments by Lessee to Lessor under the Lease will be made for value on the due date in Dollars and in immediately available funds by wire transfer to the Lessor’s Account.

5.6	Withholding and Tax Credit

(a)	Withholding: Lessee must not deduct any amount from any of its payments under the Lease, for or on account of any Taxes, unless it is required by Law to do so, in which case Lessee must:

(i)	deduct the minimum amount necessary to comply with the Law;

(ii)	pay Lessor an extra amount so that Lessor receives a net amount on the relevant payment date, that is equal to the amount that it would have received if the reduction had not been made. The amount of any such payment to Lessor must take into account the tax treatment of that payment to Lessor applying the principles of Section 5.10(Indemnity Payments – After Tax Basis) such that Lessor shall be in no worse position than it would have been if the deduction had not applied in the first place;

(iii)	pay the Tax to the relevant taxing authority according to relevant Law; and

(iv)	obtain a receipt (if one is available) from the relevant taxing authority and give it to Lessor.

(b)	Tax Credit: If Lessor, in good faith, determines that it has realized a tax benefit (by way of deduction, credit or otherwise) as a result of any payment which Lessee has made under Section 5.6(a)(Withholding), Lessor shall pay to Lessee as soon as practicable after the tax benefit has been realized (but not before Lessee has made all payments and indemnities to Lessor required under this Section), an amount which will ensure that (after taking account of the payment itself) Lessor is in no better and no worse position than it would have been if the deduction had not applied.

Nothing in this Section 5.6(b) shall:

(i)	interfere with the right of Lessor to arrange its tax affairs in whatever manner it thinks fit; or

(ii)	oblige Lessor to disclose any information relating to its Tax affairs or any Tax computations.

5.7	Tax Indemnity

(a)	General:

(i)	Except as provided in Section 5.8 (Lessor Taxes), Lessee will on demand pay and indemnify each Tax Indemnitee against any and all Taxes levied or imposed against or upon or payable by such Tax Indemnitee or Lessee and arising from, with respect to or in connection with the transactions pursuant to the Lease, including all Taxes relating or attributable to Lessee, the Lease or the Engine, directly or indirectly, in connection with the importation, exportation, registration, ownership (but only to the extent relating to or attributable to or arising as a result of the possession, operation, use or maintenance of the Engine by Lessee), leasing, subleasing, purchase, delivery, possession, use, operation, repair, maintenance, overhaul, transportation, landing, storage, presence or redelivery of the Engine or any part thereof or any rent, receipts, insurance proceeds, income, indemnification payment or other amounts arising therefrom, or the making of any Equipment Change or the permanent replacement of any Engine.

(ii)	All Taxes indemnified pursuant to this Section 5.7(a) shall be paid by Lessee directly to the appropriate taxing authority (to the extent permitted by applicable Law) at or before the time prescribed by applicable Law.

(iii)	Any amount payable by Lessee to a Tax Indemnitee pursuant to this Section 5.7(a) (General) shall be paid within ten days after receipt of a written demand therefor from the relevant Tax Indemnitee accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable.

(b)	Sales and Use Taxes:

(i)	Without limiting Section 5.7(a) (General) above, Lessee shall pay to Lessor (or, if permitted by applicable Law and if requested by Lessor, Lessee shall pay to the relevant tax authority for the account of Lessor) all sales, use, rental, value added, goods and services and similar taxes (“Sales Taxes”) required to be paid to the tax authority of the jurisdiction in which the Delivery Location is situated or to the jurisdiction of the Habitual Base or the State of Incorporation, or to the tax authority of any jurisdiction in which the Engine may be used, operated or otherwise located from time to time, with respect to the lease of the Engine to Lessee, including any “supply” for Sales Tax purposes under the Lease, unless Lessee delivers to Lessor on or prior to the Delivery Date such exemption certificate or other document as may be required by applicable Law to evidence Lessor’s entitlement to exemption from all Sales Taxes imposed by each such jurisdiction with respect to the lease of the Engine.

(ii)	Lessee will cooperate with Lessor in connection with the preparation and filing of any exemption application or similar document that is reasonably necessary or desirable under applicable Law to avoid the imposition of any Sales Taxes with respect to the transactions contemplated by the Lease.

(iii)	The specific obligations with respect to sales and use taxes set forth in this Section 5.7(b) are in addition to, and are not in substitution for, Lessee’s obligation to indemnify for sales and use taxes pursuant to Section 5.7(a) (General).

(c)	Lessee will also indemnify each Tax Indemnitee, on an After-Tax Basis, as set forth in the Section entitled “Special Tax Indemnity” in Schedule B of the Engine Lease Agreement, and the provisions of Section 5.9 (Tax Contest and Information) shall apply thereto.

5.8	Lessor Taxes. Lessee is not required to indemnify any Tax Indemnitee under Section 5.7(a)(General) to the extent that the Tax arises because of:

(i)	the gross negligence or wilful misconduct of such Tax Indemnitee or breach of the Lease or any other agreement delivered in connection herewith or therewith by such Tax Indemnitee (except to the extent that such breach is attributable to the occurrence of a Default by Lessee);

(ii)	a Tax liability any Tax Indemnitee has which would have arisen even if the Lease had not been entered into;

(iii)	a Tax liability arising in connection with, charged on or calculated with respect to any Tax Indemnitee’s income, profits, gains, capital, net worth or capital stock, or any franchise or similar Taxes imposed on any Tax Indemnitee by any Government Entity in a jurisdiction in which such Tax Indemnitee is organized, maintains an office or other fixed place of business or carries on business through a permanent establishment; but excluding any Tax that is a sales tax or that is imposed by any government or taxing authority of any jurisdiction if and to the extent that such Tax results from (x) the use, operation, presence, registration or location of the Engine or any Part in the jurisdiction imposing the Tax, or (y) the situs of organization, any place of business or any activity of Lessee or any other Person having use, possession or custody of the Engine or any Part in the jurisdiction imposing the Tax; or

(iv)	a Tax liability with respect to any period or event occurring (x) prior to the Delivery Date or (y) after the Expiry Date and, in either case, unrelated to Lessor’s dealings with Lessee or to the transactions contemplated by the Lease.

(v)	a Tax liability to the extent the same would not have arisen or been incurred but for the failure of a Tax Indemnitee to file proper and timely tax reports, returns, declarations or other documents to the extent required of such Tax Indemnitee (except when such failure is due to Lessee’s failure to request the same and/or to provide timely and accurate information when requested by Lessor);

(vi)	a Tax liability arising as a result of or in connection with any failure by a Tax Indemnitee to comply with any certification or other procedure required by governing law of the jurisdiction imposing the Tax as a precondition to any exemption from, or reduction of, such Tax to which such Tax Indemnitee may be entitled, so long as (a) such Indemnitee is eligible to comply with such requirement, (b) such procedure or compliance therewith would not expose such Tax Indemnitee to any risk of material adverse consequences and (c) Lessee provides such Tax Indemnitee with written notice of the relevant Tax and other the relevant certification or procedure in sufficient time to allow such Tax Indemnitee to timely comply with such certification or procedure;

(vii)	a Tax liability arising as a result of or in connection with the voluntary or involuntary sale, assignment, transfer or other disposition by a Tax Indemnitee of the Engine or any Part, this Lease, any loan secured by any of the foregoing or any right, title or interest of such Tax Indemnitee in or to any thereof other than as a result of or in connection with (a) the proper exercise of any remedy in connection with any Event of Default, (b) an Event of Loss, or (c) the substitution, replacement, maintenance, repair, modification, improvement or pooling of an Engine or any Part; and

(viii)	Taxes imposed on a transferee of a Tax Indemnitee, to the extent the aggregate amount of such Taxes exceeds the aggregate amount of Taxes which would have been imposed on the transferor Tax Indemnitee and indemnified against had there not been such transfer, under applicable laws in effect on the date of such transfer.

Lessee will also indemnify each Tax Indemnitee, on an After-Tax Basis, as set forth in the Section entitled “Special Tax Indemnity” in Schedule B of the Engine Lease Agreement.

5.9	Mitigation: If circumstances are such that Lessor intends to claim indemnification from Lessee under Section 5.7 and no Default has occurred and is continuing, Lessor shall, after consultation with Lessee and to the extent that it can do so lawfully and without prejudice to its own position and/or to Lessee’s indemnity and other obligations, consider and will agree what steps it might reasonably take at Lessee’s expense with a view to mitigating the effect of such circumstances on Lessee.

5.10	Tax Contest. If Lessee disputes the payment of any Taxes payable by Lessor or any Tax Indemnitee or any loss of tax benefits as provided for by the Lease for which Lessee is responsible under the Lease, Lessor will take such action as Lessee may reasonably request at Lessee’s expense to contest that payment or permit Lessee to contest such payment, but neither Lessor nor any Tax Indemnitee will be obliged to take any such action which (x) Lessor or such Tax Indemnitee considers in its good faith determination (i) may prejudice it or (ii) in relation to income taxes, does not have a reasonable prospect of success or (y) involves a sum of less than $25,000.

5.11	Tax Information

(i)	If Lessee is required by any applicable Law, or by any Government Entity or any taxing authority having jurisdiction over Lessee, to deliver any report or return in connection with any Taxes for which Lessee would be obligated to indemnify Lessor or any other Tax Indemnitee under the Lease, Lessee will complete the same and, on request, supply a copy of the report or return to Lessor.

(ii)	If any report, return or statement is required to be made by Lessor or any other Tax lndemnitee with respect to any Tax for which there is an indemnity obligation of Lessee under the Lease, and Lessee knows of, or reasonably should have known of, such return, report or statement, Lessee will promptly notify Lessor of the requirement and:

(y)

if permitted by applicable Law, make and timely file such report, return or statement (except for any report, return or statement that Lessor has notified Lessee that Lessor or any other Tax Indemnitee intends to prepare and file), prepare such return in such manner as will show Lessor as lessor of the Engine and the ownership of the Engine in Lessor if required or appropriate, and provide Lessor upon request a copy of each such report, return or statement filed by Lessee, or

(z)	if Lessee is not permitted by applicable Law to file any such report, return or statement, Lessee will prepare and deliver to Lessor a proposed form of such report, return or statement within a reasonable time prior to the time such report, return or statement is to be filed.

(iii)	Lessee will provide such information and documents as Lessor may reasonably request to enable Lessor or any other Tax Indemnitee to comply with its tax filing, audit and litigation obligations. Lessor or any other Tax Indemnitee will provide such information or documents, at Lessee’s expense, that Lessee does not otherwise have as Lessee may reasonably request and which are necessary to enable Lessee to comply with its obligations under the Lease (including Sections 5.6 (Withholding and Tax Credit) and 5.7 (Tax Indemnity) of the CTA and Schedule B of the Engine Lease Agreement).

5.12	Indemnity Payments - After-Tax Basis. The amount of any payment made under Section 5.7 (Tax Indemnity), Section 5.21 (Expenses) or Section 10 (Indemnity) to or for the benefit of any Indemnitee, shall include such amount as may be necessary to hold such Indemnitee harmless on an After-Tax Basis from all Taxes required to be paid by such Indemnitee with respect to such payment or indemnity (including any payments pursuant to this Section 5.12).

5.13	Lessor Obligations Following Expiry Date. Within ten (10) Business Days after the Expiry Date (unless Lessor reasonably determines that there is a material likelihood of any payment made under the Lease being avoided (or otherwise rescinded) under Section 547 of the United States Bankruptcy Code of 1978, as amended, or any similar occurrence under any analogous provision of applicable United States federal or state Law, in which case such period shall be extended to ninety-one (91) days) following:

(a)	redelivery of the Engine to Lessor in accordance with and in the condition required by the Lease; or

(b)	payment to Lessor of the Agreed Value following an Event of Loss after the Delivery Date;

or in each case such later time as Lessor is reasonably satisfied that Lessee has irrevocably paid to Lessor all amounts which may then be due and payable under the Lease and the Other Agreements and in each case so long as no other Default has occurred and is continuing:

(i)	Lessor will pay to Lessee the balance of the Deposit (if any);

(ii)	Lessor will pay to Lessee the amount of any Rent received in respect of any period falling after the date of redelivery of the Engine or payment of the Agreed Value, as the case may be;

(iii)	Lessor will return to Lessee or cancel any Letter of Credit; and

(iv)	In the case of an Event of Loss, the amount by which any Supplemental Rent paid by Lessee in respect of the Engine under Section 5.4 exceeds any maintenance contributions paid by Lessor in respect of the Engine under Section 7.2.

5.14	Net Lease

The Lease is a net lease. The Lessee’s obligation to pay Rent and to perform all of its other obligations under the Lease is absolute and unconditional no matter what happens and no matter how fundamental or unforeseen the event, including any of the following: (a) any right of set-off, counterclaim, recoupment, defense or other right which either party to the Lease may have against the other (including any right of reimbursement) or which Lessee may have against the Manufacturer, any manufacturer or seller of or any Person providing services with respect to the Engine or any Part or any other Person, for any reason whatsoever; (b) any unavailability of the Engine for any reason, including a requisition of the Engine or any prohibition or interruption of or interference with or other restriction against Lessee’s use, operation or possession of the Engine (whether or not the same would, but for this provision, result in the termination of the Lease by operation of Law); (c) any lack or invalidity of title or any other defect in title, airworthiness, merchantability, fitness for any purpose, condition, design, or operation of any kind or nature of the Engine for any particular use or trade, or for registration or documentation under the Law of any relevant jurisdiction, or any Event of Loss in respect of or any damage to the Engine, provided always that Lessee shall not be required to pay any Rent or Supplemental Rent for any subsequent period following the occurrence of an Event of Loss in respect of the Aircraft and receipt by Lessor of the Agreed Value; (d) any insolvency, bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings by or against Lessor, Lessee or any other Person; (e) any invalidity or unenforceability or lack of due authorization of, or other defect in, the Lease; (f) any Security Interests or Taxes; and/or (g) any other cause or circumstance which but for this provision would or might otherwise have the effect of terminating or in any way affecting any obligation of Lessee under the Lease. Lessee acknowledges and agrees that it has used its own judgement in selecting the Engine, and has not relied on Lessor or on any information supplied by Lessor, that Lessor is not a manufacturer of or dealer in engines and that Lessor has all of the rights and benefits of a lessor under a lease to which Section 2A-407 of the UCC applies as provided in such Section 2A-407.

Except as expressly set forth elsewhere in the Lease, Lessee hereby waives, to the extent permitted by applicable Law, any and all right which it may now have or which at any time hereafter may be conferred upon it, by statute or otherwise, to terminate, abate, cancel, quit, reduce, defer, suspend or surrender the Lease or the Engine or any obligation imposed upon Lessee under the Lease (including payment of Rent or Supplemental Rent),

Each payment of Rent or Supplemental Rent made by Lessee shall be final. Lessee will not seek to recover all or any part of any payment of Rent or Supplemental Rent for any reason whatsoever except manifest error.

Nothing in this Section 5.14 will be construed or otherwise deemed to limit Lessee’s right to institute separate legal proceedings against Lessor in the event of Lessor’s breach of the Lease subject to the provisions of Sections 7.1 and 16.3 of this Common Terms Agreement, or to limit Lessee’s rights and remedies against any other Person.

5.15	Further Provisions regarding Deposit

(a)

lf, under the Lease, Lessee is required to pay a Deposit, Lessee hereby grants a security interest in the Deposit to Lessor and the remaining provisions of this Section shall apply. Lessee agrees that Lessor shall be entitled to commingle the Deposit with Lessor’s general or other funds, Lessor will have no obligation to pay any interest thereon and Lessor will not hold any such funds as agent or in trust for Lessee or in any similar fiduciary capacity. In this regard, Lessee acknowledges and agrees that it is not located in the State of New York within the meaning of Section 7-101 1-c. (b) of the New York General Obligations Law and, therefore, the requirements of Section 7-101 of the New York General Obligations Law to the effect that Lessor hold the Deposit in a separate, interest bearing account do not apply.

(b)	If Lessee fails to comply with any provision of the Lease or the Other Agreements, or any Default shall have occurred and be continuing, in addition to all rights and remedies accorded to Lessor elsewhere in the Lease or under Law in respect of the Deposit, Lessor may immediately or at any time thereafter, without prior notice to Lessee, apply all or part of the Deposit in or towards the payment or discharge of any matured obligation owed and outstanding by Lessee or any Affiliate of Lessee under the Lease or the Other Agreements, in such order as Lessor sees fit, and/or exercise any of the rights of set-off described in Section 5.20 (Set-Off) against all or part of the Deposit.

(c)	If Lessor exercises the rights described in Section 5.13(b) (Application of Deposit), Lessee shall, following a demand in writing from Lessor, immediately restore the Deposit to the level at which it stood immediately prior to such exercise.

5.16	Letter of Credit

(a)	If, under the Lease, Lessee is required or elects to provide Lessor with a Letter of Credit, such Letter of Credit will be issued and payable by a Pre-Approved Bank or another bank acceptable to Lessor in its sole and absolute discretion and in form and substance acceptable to Lessor in its sole and absolute discretion; provided, however, that if the form of the Letter of Credit is substantially in the form of Schedule 13, then such form will be acceptable to Lessor, acting reasonably.

(b)	The Letter of Credit may have a validity period or periods ending prior to the Required LC Expiry Date, provided that (i) the Letter of Credit shall, in each case, be renewed, extended or reissued and delivered to Lessor not later than 30 Business Days prior to its expiry (if not renewed or extended in such time, Lessor may draw on the Letter of Credit); and (ii) a Letter of Credit shall remain in force at all times up to the Required LC Expiry Date unless replaced by a cash deposit in the amount required pursuant to the terms of the Lease. Lessee acknowledges and agrees that its failure to renew, extend or reissue the Letter of Credit when and as provided in the foregoing sentence shall constitute an immediate Event of Default, which shall entitle Lessor to immediately draw upon the Letter of Credit in the full amount thereof.

(c)	If at any time during the Term, Lessor determines in its sole and absolute discretion that the current issuing or confirming bank for the Letter of Credit is no longer an acceptable issuing or confirming bank (whether by virtue of a material adverse change in its financial condition, a decrease in any credit rating of its long-term unsecured debt obligations, or for any other reason), Lessor shall notify Lessee of such fact and Lessee shall within ten (10) Business Days after the receipt of any such notice from Lessor cause the Letter of Credit to be replaced by a Letter of Credit issued by another bank acceptable to Lessor in its sole and absolute discretion and (if requested by Lessor in its sole and absolute discretion) that such replacement Letter of Credit is confirmed by another bank acceptable to Lessor in its sole discretion. In exercising its sole discretion in this Section 5.16(c), Lessor shall act reasonably at all times.

(d)	If Lessor makes a drawing under the Letter of Credit, Lessee shall, following receipt of a demand in writing by Lessor, immediately cause the maximum amount available for drawing under the Letter of Credit to be restored to the level required under the Lease.

5.17	Guarantee. If, under the Engine Lease Agreement, Lessee is required to provide Lessor with a Guarantee, Lessee will on or prior to the Delivery Date provide Lessor with the Guarantee.

5.18	Late Payment Interest. If Lessee fails to pay any amount due and payable under the Lease on the due date, Lessee will pay on demand from time to time to Lessor interest (both before and after judgement) on that amount, from the due date to the date of payment in full by Lessee to Lessor, at the Interest Rate. All such interest will be compounded monthly and calculated on the basis of the actual number of days elapsed in the month, assuming a 30 day month and a 360 day year.

5.19	Currency

(a)	Except for Losses suffered or incurred by Lessor, which shall be payable by Lessee to Lessor in the currency and in the amount in which such Loss is suffered or incurred, all amounts payable to Lessor under the Lease shall be payable in Dollars in New York and payment in Dollars in New York is of the essence. Lessee must indemnify Lessor against any Loss Lessor suffers if:

(i)	Lessor receives an amount relating to Lessee’s obligations in a different currency from that in which payments should be made under the Lease; or

(ii)	Lessee pays a judgement or claim in a different currency from that in which payments should be made under the Lease.

(b)	Lessee waives any right to pay any amount under the Lease in a currency which is different from the currency provided in the Lease. Notwithstanding any such receipt, judgement or claim described in Section 5.17(a), Lessee shall have a separate obligation to pay, and Lessor shall have a separate claim against Lessee for, amounts to be indemnified by Lessee under this Section 5.17.

5.20	Certificates. Except where expressly provided in the Lease, any certificate or determination by Lessor properly made in accordance with the provisions of this Lease, as to any applicable rate of interest or as to any other amount payable under the Lease (other than Rent) will, in the absence of manifest error, be presumed to be correct.

5.21	Appropriation. If any sum paid or recovered by Lessor in respect of the liabilities of Lessee under the Lease is less than the amount then due, Lessor may apply that sum to amounts due under the Lease in such proportions and order and generally in such manner as Lessor may determine in its sole discretion.

5.22	Set-off. Lessor may, without notice, set-off any obligations owed by Lessee under the Lease or under the Other Agreements against any obligation Lessor or any of its Affiliates owes Lessee under the Lease or under the Other Agreements, regardless of the place of payment or currency. Promptly after making any such set-off, Lessor shall notify Lessee thereof, but failure to give such notice shall not affect the effectiveness of any such set-off. If the obligations are in different currencies, Lessor may convert either obligation at the market rate of exchange available in New York. If the amount of an obligation is unknown, Lessor may, in good faith and using reasonable assumptions, estimate the amount. Any difference between the estimated obligation and the actual obligation will be paid by either Lessor or Lessee, as appropriate, when the amount becomes known.

5.23	Expenses. Lessee will pay to Lessor promptly, after receipt of written demand, all reasonable and documented expenses (including all legal fees and expenses and the fees and expenses of other professional advisers) that the Lessor suffers or incurs:

(a)	to deal with any amendments, extensions, consents or waivers that are required in connection with the Lease (but excluding any expenses incurred by Lessor or Owner in connection with any change in the ownership or financing of the Engine or a change in the Lease that is otherwise requested by Lessor or Owner, and in each case unrelated to any consent, waiver or amendment requested by Lessee or any other act or omission of Lessee) or to deal with any replacement of any Engine or Part (except for the replacement of an Engine by or at the request of Lessor prior to the Delivery Date);

(b)	to act upon any advice and obtain assistance to perfect the Lease in the State of Registry, the State of Incorporation and under the Cape Town Convention to the extent applicable (and any other appropriate place); and

(c)	in contemplation of, or otherwise in connection with, the enforcement or preservation of any of Lessor’s rights under the Lease (including under Section 10) (Indemnity)) or in respect of the repossession of any Engine.

All amounts payable pursuant to this Section 5.23 will be paid in the currency in which they are incurred by Lessor.

5.24	Other Expenses. Lessee will promptly pay when due all Taxes, other than any Lessor Taxes described in Section 5.8, which it is required to pay and all other amounts of any nature imposed by any Government Entity with respect to the Engine and/or the Lease except to the extent that the applicability, imposition and/or amount of any such Tax is being contested in good faith by appropriate proceedings in respect of which adequate reserves have been provided by Lessee and non-payment or contest of which does not give rise to any material risk of the Engine or any interest therein being sold, forfeited or otherwise lost or any risk of criminal liability on the part of Lessor or Owner.

6.	MANUFACTURER’S WARRANTIES

(a)	So long as no Event of Default has occurred which is continuing, Lessor shall, with effect from the Delivery Date, assign to Lessee and authorize Lessee to exercise during the Term all manufacturers’ warranties in relation to the repair or remedy of any defect in the Engine (including compensation for loss of use of the Engine) and other product support for the Engine to the extent that such warranties and product support are assignable by Lessor. In furtherance of the foregoing assignment, Lessor shall take such actions, at Lessor’s cost and expense, as Lessee may reasonably request to make such warranties and product support available to Lessee. Lessee will give Lessor prompt written notice of any warranty claim that is settled with Lessee on the basis of a cash payment. To the extent that any manufacturer warranties are assignable in respect of the Engine, Lessor shall cause the applicable manufacturer of the Aircraft or Engines, as the case may be, to give their respective consent to such assignment on the Delivery of the Engine.

(b)	If an Event of Default has occurred and is continuing Lessor may immediately recover from Lessee the proceeds of any warranty claims previously paid to Lessee to the extent that such claims relate to any defect in the Engine not fully and completely rectified by Lessee before such Event of Default and Lessor may:

(i)	retain for its own account any such proceeds previously paid to Lessor which would have been remitted to Lessee under this Section 6 in the absence of such Event of Default; and

(ii)	cause any proceeds of any pending claims to be paid to Lessor, rather than Lessee.

If Lessee cures such Event of Default prior to the termination of the leasing of the Engine by Lessor, then Lessor shall release to Lessee any such proceeds not applied by Lessor in or towards remedying such Event of Default and which would otherwise have been received by Lessee under this Section 6 in the absence of such Event of Default.

(c)	Lessee will take all steps as are necessary at the end of the Term to ensure that the benefit of any warranties relating to the Engine which have not expired is vested in Lessor.

7.	LESSOR’S COVENANTS

7.1	Quiet Enjoyment. So long as no Event of Default has occurred and is continuing, Lessor will not nor will it permit any Person lawfully claiming by or through it to interfere with or otherwise disturb Lessee’s right to quiet use and possession of the Engine during the Term. The proper exercise by Lessor of its rights of inspection or other rights provided to it under the Lease in the absence of an of Event Default in accordance with the terms of the Lease shall not be considered to be a breach of the foregoing covenant. Lessee agrees that as between itself and Lessor its only right with respect to a default by Lessor under the Lease is to make a claim against Lessor for actual damages resulting directly therefrom, subject to Section 16.3 hereof. Lessee hereby waives any and all other rights or remedies it may have under Section 2A-211 of the UCC or Section 2A-508 through 2A-522 of the UCC or otherwise.

7.2	Maintenance Contributions

(a)	If, under the Engine Lease Agreement for the’ Engine, Lessee is required to pay Supplemental Rent, then provided no Event of Default has occurred and is continuing, Lessor will pay as maintenance contributions (as a separate and independent obligation and not as a return of Supplemental Rent), subject to Section 7.2(b) (Exclusions), the following amounts to Lessee or, at Lessee’s written request, the applicable Maintenance Performer (it being understood and agreed, however, that no such Maintenance Performer shall be a third-party beneficiary of this Lease) by way of contribution to the cost of maintenance of the Engine, UPON RECEIPT BY LESSOR, WITHIN SIX MONTHS AFTER COMMENCEMENT OF SUCH MAINTENANCE AND BEFORE THE EXPIRY DATE, of an invoice or other form of evidence of payment by Lessee reasonably satisfactory to Lessor together with supporting documentation reasonably satisfactory to Lessor evidencing performance of the following work during a completed Engine shop visit when the Engine requires off-wing tear down and/or disassembly by the Maintenance Performer:

(i)

Engine Life-Limited Parts: The Engine LLP Supplemental Rent payable by Lessee for the Engine will be designated and will be reimbursable solely for the replacement of LLP in the Engine and Lessor will reimburse Lessee from the Engine LLP Supplemental Rent for the actual out-of-pocket materials cost :(without overhead, mark-up or profit factor)] of the LLP in connection with the replacement of LLP in the Engine, with parts required for all other purposes or causes excluded, including those causes set forth in Section 7.2(b) (Exclusions). Reimbursement, excluding exchange fees and handling, packing and shipping charges, for the replacement cost of LLP will be made up to the amount of the Engine LLP Supplemental Rent held by Lessor in respect of that Engine at the time of removal of the Engine from the Related Airframe to which it was attached immediately prior to the replacement of LLP for which reimbursement is sought;

(ii)	Engine Refurbishment: With respect to the Engine Refurbishment of any Engine, the performance restoration, in accordance with the Lease, of such Engine, or a module thereof, accomplished by a FAR Part 145-approved agency in accordance with the Manufacturer’s work scope planning guide, including all Manufacturer-recommended reliability SBs, alert SBs and FAA Ads (to the extent required during such performance restoration shop visit and due for termination within the cyclic release period to a maximum of two years), the lesser of (A) the amount of that invoice and (B) the amount of the Engine Supplemental Rent held by Lessor in respect of that Engine at the time of removal of the Engine from the Related Airframe to which it was attached immediately prior to the restoration. If a flight hour agreement has been entered into by Lessee in relation to the Engine (and consented to by Lessor in writing), then this subparagraph (ii) shall only apply to the extent expressly agreed to by Lessee and Lessor in the applicable Engine Lease Agreement.

(b)	Exclusions. Lessor will not pay any maintenance contributions:

(i)	For repairs covered by insurance or warranty or arising as a result of accidents or incidents (whether or not eligible for recovery under Lessee’s insurance), operational or maintenance mishandling or AD work (except as specifically provided in Section 7.2(a)(ii) (Engine Refurbishment); nor

(ii)	For repairs arising as a result of foreign object damage (“FOD”), the removal, installation, maintenance and repair of QEC and/or any elective replacement (unless mutually agreed by Lessor and Lessee) of Parts not required under the Maintenance Program to be replaced as part of the maintenance described in Section 7.2(a)(i) (Engine Life-Limited Parts) and (ii) (Engine Refurbishment), as the case may be.

(c)	Supplemental Rent Accounts. Separate accounts will be established for performance restoration and LLP. Lessee will be entitled to draw on the appropriate reserve account, during the Term and for the purpose of meeting return conditions, to restore performance of the Engine or replace LLP to the extent that the account is in credit. Any costs for performance restoration or replacement of LLP in excess of the reserves paid for such work will be the responsibility of Lessee. Without prejudice to Lessee’s rights to receive Maintenance Contributions in accordance with the provisions of the Lease, any balances in the Supplemental Rent accounts remaining at the end of the Lease Term will be retained by Lessor.

8.	LESSEE’S COVENANTS

8.1	Duration: Lessee shall perform and comply, or cause its Permitted Sub-Lessee or Maintenance Performer to perform and comply, with its undertakings and covenants in the Lease at all times during the Term. All such undertakings and covenants shall, except where expressly otherwise stated, be performed at the expense of Lessee.

8.2	Information

Lessee will:

(a)	provide Lessor with a Technical Report for the Engine within ten (10) days after the end of each calendar month throughout the. Term and shall promptly provide Lessor with such additional information in relation to such Technical Report(s) as Lessor may reasonably request.;

(b)	promptly provide or, as applicable, make available to Lessor the Financial Information (provided however, that if Lessee’s shares are listed on a recognized stock exchange, such that Lessee’s Financial Information is generally available through Lessee’s investor website, then Lessee shall only be required to provide the Financial Information to Lessor to the extent to which Lessor is unable to access such Financial Information on Lessee’s investor website);

(c)	promptly after the occurrence thereof, notify Lessor of any Event of Loss and of any event which is likely to result in an insurance claim in excess of the Damage Notification Threshold and details of any negotiations with insurers or insurance brokers relating to such claim;

(d)	promptly after the occurrence thereof, notify Lessor of any Event of Default;

(e)	provide Lessor, upon request, with evidence that all Taxes and charges that are due and payable and were incurred by Lessee in connection with the Engine, its location and its operations, have been paid in full (or are being contested in good faith by appropriate proceedings in respect of which adequate reserves have been provided by Lessee and non-payment of which does not give rise to any likelihood of the Engine or any interest therein being sold, forfeited or otherwise lost or of criminal liability on the part of Lessor or Owner);

(f)	provide Lessor with such other information concerning the location, condition, use and operation of the Engine or concerning the business or financial affairs of Lessee, as Lessor may from time to time reasonably request; provided that information pertaining to the financial affairs of Lessee shall not be requested by Lessor more frequently than quarterly where no Event of Default has occurred and is continuing; and

(g)	notify Lessor, promptly, of any Engine Refurbishment not otherwise contemplated by the relevant Technical Report,

8.3	Lawful and Safe Operation. Lessee will operate the Engine for commercial purposes from the Delivery Date until the Return Occasion from a base within the State of Registry or from such other base outside the State of Registry pursuant to a sub-lease or a wet-lease complying with Section 8.4(a) (Subleasing), provided, always that Lessee must not use or operate. the Engine or permit the Engine to be used or operated:

(a)	in violation of any applicable Regulations or in a manner causing Lessor, Owner, any Financing Party or GECAS to be in violation of any applicable Regulations, except where in extraordinary or exceptional circumstances (such as severe meteorological conditions or malfunction of the aircraft on which the Engine is located) and in order to preserve or protect the Engine, the Related Airframe or its passengers or crew, Lessee operates the Engine to a destination which would violate such Regulations, provided that Lessee shall promptly take all necessary action to remove the Engine from such destination;

(b)	for any purpose for which the Engine was not designed or, subject to the provision in paragraph (a) of this Section 8.3, which is illegal;

(c)	in any circumstances or place where the Engine is not covered by the Insurances; or

(d)	for purposes of training, qualifying or re-confirming the status of cockpit personnel except for the benefit of Lessee’s or a Permitted Sub-Lessees cockpit personnel, and then only if the use of the Engine for such purpose is not disproportionate to the use for such purpose of other engine of the same type operated by Lessee or any Permitted Sub-Lessee, as the case may be.

8.4	Subleasing. AT NO TIME PRIOR TO THE RETURN OCCASION WILL LESSEE SUB-LEASE OR OTHERWISE GIVE POSSESSION OR CONTROL OF THE ENGINE TO, OR OTHERWISE PERMIT THE ENGINE TO BE IN THE POSSESSION OR CONTROL OF, ANY OTHER PERSON EXCEPT:

(a)	where the Engine is delivered to a manufacturer or maintenance facility for work to be done on it as required or permitted under the Lease; or

(b)	to a Pre-Approved Sub-Lessee or to such other sub-lessee of the Engine to which Lessor consents in writing (in each case, a “Permitted Sub-Lessee”), pursuant to a sub-lease to which Lessor consents in writing (a “Permitted Sub-Lease”) on such terms as Lessor may reasonably require, and provided always that no Event of Default shall have occurred and be continuing at the commencement of such sublease and all reasonable out of pocket costs connected with Lessor’s review of the sub-lease and preparation, negotiation, execution and filing of all documents connected thereto shall be for Lessee’s account. Upon giving Lessee at least five (5) Business Days’ notice, Lessor shall have the right to remove any of the Persons from the list of Pre-Approved Sub-Lessees from time to time if Lessor has reasonable cause to believe that the right, title or interest of Lessor or Owner in the Engine would be materially adversely affected if the Engine were to be sub-leased to such Person or if Lessor has: reasonable concerns about such a Person’s solvency or ability to operate and maintain the Engine in accordance with the Lease; or

(c)	as permitted under Section 8.11 (Removal or Engines and Parts).

(d)	Notwithstanding anything to the contrary set forth herein, Lessee shall be permitted to place the Engine on a Related Airframe which Lessee wet leases to a third party; provided that, during such operations (i) the Related Airframe on which the Engine is installed shall be operated solely by regular employees of or contracted by Lessee possessing all current certificates and licenses that are required by applicable Regulations, including by the State of Registry, and shall remain in the operational control and possession of Lessee, (ii) the Engine shall be subject to insurance coverage as provided for in the Lease, (iii) the Engine shall be used and operated in accordance with the Lease and shall be maintained or caused to be maintained by Lessee in the manner required by this Lease, and (iv) the Engine shall not be subject to any change in State of Registry; and provided always that, such arrangement is expressly subordinated to the Lease and the rights of Lessor and Owner thereunder and to the Engine.

8.5	Inspection

(a)

Lessee will permit Lessor’s, Owner’s and the Financing Parties’ Representative representatives to inspect the Engine at any reasonable time. Unless an Event of Default has occurred and is continuing, any such Person will give Lessee reasonable prior notice of such inspection and will ensure that it does not result in an unreasonable disruption to the scheduled operation of such Engine. Lessee shall comply with the reasonable requests of Lessor’s, Owner’s and the Financing Parties’ Representative representatives during the course of an inspection.

(b)	The cost of conducting an inspection shall be borne by Lessor, Owner or the Financing Parties, as the case may be, unless, (i) an Event of Default has occurred and is continuing or (ii) if as a result of that inspection, Lessee is found to be in material default of its obligations under the Lease, in which case the cost shall be borne by Lessee.

(c)	No liability or obligation will be incurred by Lessor, Owner, Financing Parties’ Representative or the Financing Parties, as the case may be, by reason of non-exercise by any of them of the inspection rights referred to in this Section 8.5.

8.6	Ownership; Property Interests; Related Matters

(a)	Lessee will:

(i)	fix and maintain Nameplates containing the Nameplate Inscription in a prominent position on each Engine;

(ii)	in any circumstance where such interests are relevant, take all reasonable steps to make sure that all relevant Persons know about the interests of Owner, Lessor and Financing Parties’ Representative in the Engine; and

(iii)	pay all navigation charges, air traffic control charges, landing charges or other amounts of any nature imposed by any Government Entity with respect to Lessee, each Related Airframe, each Engine and/or the Lease except to the extent that, in the reasonable opinion of Lessor, such payment is being contested in good faith by appropriate proceedings in respect of which adequate reserves have been provided by Lessee and non-payment of which does not give rise to any material likelihood of the Engine or any interest therein being sold, forfeited or otherwise lost or of criminal liability on the part of Lessor or Owner.

(b)	Lessee will not:

(i)	represent that it is the owner of the Engine or that it has an economic interest (equivalent to ownership) in the Engine for Tax treatment or other purposes, except for the election to consider the Engine as part of its assets under the Mexican Asset Tax Law (Ley del Impusto al Activo);

(ii)	take any action or fail to take any action, other than action required under the Lease (including under Section 7.1) (Quiet Enjoyment) to be taken by Lessor, Affiliates of Lessor, Owner or a Financing Party, if such action or omission could result in a forfeiture or seizure of the Engine or otherwise similarly put Owner’s and/or Lessor’s and/or Financing Parties’ Representative’s rights or interests at risk;

(iii)	represent to others that Owner, Lessor or Financing Parties’ Representative is associated with or responsible for the business activities and/or flight operations of Lessee;

(iv)	allow the Engine or Owner’s, Lessor’s or Financing Parties’ Representative’s interest in it or the Lease to become or remain subject to any Security Interest (other than a Permitted Lien); or

(v)	allow the name of any Person to he placed on the Engine as a designation that could reasonably be interpreted as a claim of ownership or as a Security Interest; provided that, Lessee may place thereon, or a Permitted Sub-Lessee to place thereon, its livery, colors and insignia.

8.7	General

(a)	Lessee will:

(i)	maintain its business as a commercial scheduled airline, will preserve its corporate existence (other than as permitted in connection with a solvent reorganization on terms which shall have been previously approved in writing by Lessor and Section 8.7 (vii) below) and will maintain all rights, privileges, licenses and franchises material thereto or material to performing its obligations under the Lease;

(ii)	not operate, maintain, insure or deal with, or keep records with respect to, the Engine in a manner which discriminates against the Engine adversely insofar as Lessor’s, Owner’s or Financing Parties’ interests are concerned, when compared with the manner in which Lessee operates, maintains, insures or deals with, or keep records with respect to, similar engines or parts in Lessee’s fleet;

(iii)	not change (1) the location of its chief executive office from that described in the heading of the Engine Lease Agreement, (ii) the designated service of process agent set forth in Section 15.8(c), or (iii) otherwise be located (as defined in Section 9-103(3)(d) of the UCC) at any place in the United States other than the location described in Schedule 2, except upon ten (10) days prior written notice thereof to Lessor;

(iv)	not liquidate or dissolve, except in the case where a mandatory liquidation occurs or pursuant to a solvent reorganization, consolidation or merger permitted hereunder or with the prior written consent of Lessor which consent, in each case, shall not be unreasonably withheld;

(v)	not consolidate with or merge into or with any other corporation or other Person, and not convey, transfer, lease or otherwise dispose of all or substantially all of its property and other assets to, or acquire all or any substantial part of the property or other assets or capital stock of (if such acquisition is analogous in either purpose or effect to a consolidation or merger), any corporation or other Person, unless Lessee provides Lessor with not less than thirty (30) days prior written notice of such transaction describing such transaction in reasonable detail and providing Lessor with evidence reasonably satisfactory to Lessor demonstrating that such transaction (x) shall not have any material adverse effect on the rights of Lessor, Owner or the Financing Parties’ Representative under or in respect of the Lease or the Engine; and all applicable requirements of the Financing Documents shall have been complied with in connection therewith and (y) no Default shall have occurred and be continuing or shall occur as a result thereof; and

(vi)	act as both the importer and exporter of record and shall, at its expense, obtain and maintain all certificates, licenses, permits, approvals and other governmental authorizations from time to time required for the use and operation of the Engine or which may be necessary to import, export or transport the Engine from the Delivery Location and to the Redelivery Location.

8.8	Records. Lessee will keep all Engine Documents;

(a)	in English;

(b)	according to prudent standard international practice airline practice of similar carriers to Lessee; and

(c)	in accordance with prudent standard international practice and so they meet the requirements of applicable Regulations (including at minimum all IAA and FAA requirements, including specifically FAR 91.417) and Lessee’s Maintenance Program.

8.9	Protection. Lessee will:

(a)	take all actions requested by Lessor that are within Lessee’s control to keep each Related Airframe registered with the Air Authority;

(b)	make any and all filings required to be made with the Air Authority registry that are within its control and take all other actions within its control that are necessary or advisable to reflect on the Air Authority registry or as otherwise appropriate under applicable Law any change in the ownership of the Engine, or in the interests of Lessor, Owner or the Financing Parties’ Representative in the Lease or the Engine, any modification to the Engine (such as the permanent replacement of the Engine or Part in accordance with the Lease) or as a result of any change in applicable Regulations. Lessor will bear any costs incurred as a consequence of a transfer by Lessor, Owner or the Financing Parties’ Representative of the interests of Lessor, Owner or the Financing Parties’ Representative in the Lease or the Engine or a change in the identity of Lessor, Owner or the Financing Parties’ Representative (in each case, unrelated to the replacement of any Engine or Part or an Event of Default), and Lessee will bear any other costs incurred in complying with this Section 8.9, including in connection with the replacement of any Engine or Part;

(c)	reasonably cooperate with the Lessor, Owner and/or any Financing Party, so that as soon as practicable from time to time registrations shall be made to permit the interests of the Lessor, Owner and/or any Financing Party (or any of them) in connection with the Engine to be perfected and recorded as “international interests” under the Cape Town Convention in accordance and to the extent permitted under applicable Law; and

(d)	take any actions reasonably requested by Lessor to ensure that the Cape Town Convention is applicable to the Lease and that the interests of any Indemnitee in relation to the Engine are effectively registered at the International Registry in accordance and to the extent permitted under applicable Law.

8.10	Maintenance and Repair. Lessee will maintain, overhaul and repair the Engine (or arrange for the Engine to be maintained, overhauled and repaired, through the Maintenance Performer), so that:

(a)	the Engine is kept in as good operating condition and repair as the condition of the Engine as at Delivery and after giving effect to any post-Delivery modifications, repairs or maintenance paid for or otherwise provided by or on behalf of Lessor, except for ordinary wear and tear, for purposes of any Engine, ordinary wear and tear does not include POD, damage from accident, neglect and improper use, operation and handling;

(b)	Lessee has a current certificate of airworthiness (issued by the Air Authority in the appropriate public transport category) for the Related Airframe;

(c)	the Engine complies with (i) all applicable Regulations and the standards stipulated by FAR Part 121 Subpart I_ (or its JAA equivalent) and any other rules and regulations of the FAA (or J AA) and in at least the same manner and with at least the some care, including record keeping, maintenance scheduling, modification status and technical condition, as is the case with respect to similar engines owned or otherwise operated by Lessee and as if Lessee were to retain and continue operating the Engine in its fleet after the Expiry Date, including all maintenance to the Engine or any Part required to maintain all warranties, performance guaranties or service life policies in full force and effect; and (ii) the requirements of all ADs and SBs designated by the State of Design or State of Registry as “mandatory,” and to be carried out before the Return Occasion or within the AD Compliance Period; and

(d)	all maintenance and repair is carried out according to Lessee’s Maintenance Program in at least the same manner and with at least the same care, including Line Maintenance, maintenance scheduling, modification status and technical condition, as is the case with respect to similar engines owned or otherwise operated by Lessee, provided always that such repair of any Part of the Engine shall not include DER repairs.

8.11	Removal of Parts; Installation of Engine

(a)	General: Lessee must replace, at its sole expense, in accordance with Section 8.11(b) (Permanent Replacement) within ninety (90) days thereof, any Part which is permanently removed from the Engine, provided, however, that any Engine which has suffered an Event of Loss shall be subject to Section 11.1 (Events of Loss). Any Part which otherwise is lost, stolen, destroyed, seized, obsolete, confiscated, damaged beyond repair or permanently rendered unfit for any reason, must be replaced in accordance with Section 8.11(b). Any Engine may be installed on an aircraft Lessee owns, leases or wet leases in accordance with Section 8.11(c) (Installation). Lessee shall obtain from any person to whom possession of an Engine is given, and from the lessor of any Related Airframe and from any holder of a Security Interest in any Related Airframe a Recognition of Rights Agreement prior to the installation of such Engine on any Related Airframe unless the applicable lease/security document relating to such Related Airframe contains a provision whereby the lessor and/or owner of the Related Airframe recognize the rights of lessors and owners of spare engines attached from time to time on the Related Airframe, subject to such provision being disclosed to Lessor and acceptable to Lessor in its reasonable discretion prior to such installation occurring.

(b)	Permanent Replacement: If Lessee permanently replaces a Part, subject to any additional terms and conditions in the Lease:

(i)	the replacement part must be an OEM approved Part, be in good operating condition, be made by the same manufacturer as the Part it is replacing (to the extent possible provided always that such replacement part shall be an OEM approved Part), have a value, warranty status and utility the same or better than the Part it is replacing, have as much useful life available until the next scheduled maintenance procedure, be of the same or a more advanced make and model and of the same interchangeable modification status as the Part it is replacing;

(ii)	the replacement part must have become and remain, until replaced in accordance with this Section 8.11, the property of Owner free from Security Interests (other than Permitted Liens), and subject to the applicable Financing Documents; and

(iii)	Lessee must have full details of the source and maintenance records of the replacement part. In the case of replacement life-limited serialized parts, documentation shall be back to birth (and acceptable to Lessor acting reasonably or, if FAA/JAA requirements apply to such documentation, then such documentation shall be in compliance with the applicable FAA/JAA requirements) and in the case of serialized rotable parts, shall have a complete service history in accordance with Aviation Authority or FAA requirements, whichever are more stringent.

(c)	Installation: An Engine may be installed on an aircraft which Lessee owns, leases or wet leases if:

(i)	no Event of Default has occurred and is continuing;

(ii)	Lessee has operational control over the Engine;

(iii)	Owner keeps the ownership of the Engine;

(iv)	the Engine does not become subject to a Security Interest and the Related Airframe is not subject to any Security Interest except a Permitted Lien or a lease or Security Interest described in Section 8.11(a) (General) above;

(v)	Lessee obtains and delivers to Lessor a Recognition of Rights Agreement in respect of any Related Airframe on which the Engine is to be installed unless the applicable lease/security document relating to such Related Airframe contains a provision whereby the lessor and/or owner of the Related Airframe recognize the rights of lessors and owners of spare engines attached from time to time on the Related Airframe , subject to such provision being disclosed to Lessor and acceptable to Lessor in its reasonable discretion; and

(vi)	the Engine is removed from the Related Airframe as soon as practicable under Lessee’s engine rotation program but not later than the Expiry Date;

(d)	Temporary Replacement: Lessee may install any part on the Engine as a temporary replacement if:

(i)	no Event of Default has occurred and is continuing;

(ii)	there is not available a part complying with the requirements of the Lease for a replacement part;

(iii)	it would result in an unreasonable disruption of the operation of the Engine or the business of Lessee to have the Engine grounded until such time as a part complying with the requirements of the Lease for a replacement part becomes available for installation;

(iv)	as soon as practicable after a part is installed on the Engine, but before the earlier of the next scheduled removal from service for the performance of an Engine Refurbishment or major maintenance event or the Expiry Date, Lessee removes that part and replaces it with the original Part (or by a part which complies with Section 8.11(b) (Permanent Replacement)); and

(v)	the Insurance for the Engine is not adversely affected.

(e)	Pooling/Interchange: Lessee shall not subject any Engine or Part to any pooling, interchange, lease or similar arrangement unless Lessee obtains Lessor’s prior written consent thereto, which consent shall not be unreasonably withheld.

8.12	Equipment Changes. Lessee will not make any modification or addition to the Engine (each an “Equipment Change”), except for an Equipment Change which:

(i)	is required by Law or Regulation or is otherwise expressly permitted or required by the Lease; or

(ii)	has (x) a cost (including labor) of less than the Modification Approval Amount or (y) the prior written approval of Lessor, which approval shall not be unreasonably withheld, and (z) in either case, does not diminish the condition, utility, airworthiness or value of the Engine.

So long as no Event of Default has occurred and is continuing, Lessee may remove or reverse any Equipment Change provided that the Equipment Change is not required pursuant to the terms of the Lease or to maintain the Insurance and removal or reversal does not diminish the value, utility, airworthiness or condition of the Engine assuming that such Equipment Change was not made and that the Engine is maintained in accordance with the Lease. Furthermore, Lessor may require Lessee to remove or reverse any Equipment Change prior to the Return Occasion so that, on the Expiry Date, the Engine is restored to the condition it was in prior to that Equipment Change. Any Equipment Change not so removed or reversed becomes the property of Lessor or Owner, as the case may be, at the Expiry Date.

8.13	Title on an Equipment Change. Title to any Part that is installed on the Engine shall, except in the case of a temporary replacement of a Part, vest in Owner solely by virtue of its attachment to the Engine and it shall then be subject to the Lease and, if applicable, the Financing Documents, as if it were attached to the Engine at Delivery. If so requested by Lessor, Lessee will provide a properly executed bill of sale or similar instrument to evidence the vesting of good and marketable title, free and clear of any Security Interest (except Lessor Liens), to any such replaced part in Owner and all documents required under the Financing Documents. After Lessor has determined that Lessee has permanently replaced any Part in accordance with Section 8.11(b) (Removal of Parts) and this Section 8.13, Lessor will, or will procure that Owner will, without recourse or warranty (except as to the absence of Lessor’s Liens), transfer to Lessee or will procure that Owner will transfer to Lessee all of Lessor’s or Owner’s, as the case may be, rights to the Parts that has been replaced, on an AS IS, WHERE IS basis, and will at Lessee’s expense provide or will procure that Owner provides a bill of sale or similar instrument as Lessee may reasonably request to evidence such transfer. Lessee shall indemnify, on an After-Tax Basis, Lessor, Owner and each other Tax Indemnitee for all fees, expenses and Taxes incurred by Lessor, Owner or any other Tax Indemnitee in connection with any such transfer, except for Lessor Taxes.

8.14	Off-Wing Storage. If the Engine is not installed on any airframe for a continuous period in excess of 30 days, Lessee will store the Engine, at Lessee’s sole cost, in accordance with the recommendations of Manufacturer and the FAA and the requirements of the Air Authority.

9.	INSURANCE

9.1

Insurance. Lessee will maintain the Insurance in full force during the Term, and thereafter as expressly required in the Lease, which Insurance shall comply with prudent industry practice for comparable operators, and shall be through such brokers and with such insurers as shall be acceptable to Lessor acting reasonably, and having such deductibles and subject to such exclusions as may be approved by Lessor from time to time, which approvals shall not be unreasonably withheld. The Insurance shall in any event meet the requirements set forth in Schedule 7 (Insurance Requirements), which may be amended from time to time by Lessor (acting reasonably) (other than in respect of the amount of any deductible or the amount of the “Agreed Value” as all such amendments to amounts shall require the prior written consent of Lessee) following a material change in international aviation insurance practices so that the scope and level of cover is maintained, and the interests of Lessor and each Indemnitee are reasonably protected, in line with usual and customary industry practice.

9.2	Insurance Undertakings and information: Lessee will:

(a)	comply with the terms and conditions of each policy of any Insurance and not do, consent or agree to any act or omission which:

(i)	invalidates or may invalidate any Insurance; or

(ii)	renders or may render void or voidable the whole or any part of any Insurance;

(b)	not take out without the prior written approval of Lessor any insurance or reinsurance in respect of the Engine which adversely affects the Insurance required to be maintained hereunder;

(c)	commence renewal procedures in a timely manner prior to expiry of any of the Insurance and provide to Lessor:

(i)	if requested by Lessor, in writing, a written status report of renewal negotiation 14 days prior to each expiry date;

(ii)	telecopy confirmation of completion of renewal prior to each policy expiry date; and

(iii)	certificates and broker’s letters which comply with Section 9.2(d).

(d)	on reasonable request, provide to Lessor copies of documents or other information evidencing the Insurances, including certificates of insurance (and where appropriate certificates of reinsurance), and broker’s (and any reinsurance broker’s) letters of undertaking in a form acceptable to Lessor (acting reasonably), detailing the coverage and confirming compliance with the specified insurance requirements of the Lease within seven (7) days after each renewal date; and

(e)	provide any other insurance and reinsurance related information, or assistance, in respect of the Insurance as Lessor may reasonably require.

Nothing herein shall be deemed to prevent Lessee, at its expense, from carrying insurance covering the Engine or any Part in addition to the Insurances required under this Section 9 or in reasonable amounts greater than those required under this Section 9; provided that any such Additional Insurance shall not adversely affect the rights of Lessor, Owner or any other Additional Insured to make any claim or obtain recovery or coverage under any of the Insurances required to be maintained pursuant to this Section 9. The proceeds of any such Additional Insurance shall be paid directly to and shall be deemed the sole property of Lessee.

9.3	Failure to Insure. If Lessee fails to maintain any of the Insurance in compliance with the Lease:

(a)	each of the Indemnitees will be entitled but not bound (without prejudice to any other rights of Lessor under the Lease) to pay the premiums due or to effect and maintain insurance satisfactory to it or otherwise remedy Lessee’s failure in such manner (including, without limitation to effect and maintain an “owner’s interest” policy) as it considers appropriate. Any sums so expended by it will become immediately due and payable by Lessee on demand by Lessor together with interest thereon at the Interest Rate, from the date of expenditure by it up to the date of reimbursement by Lessee; and

(b)	Lessor at any time while such failure is continuing to require the Engine to remain at any airport, or such other location where such Engine is then located, or to proceed to and remain at any airport, or such other location designated by Lessor until the failure is remedied to its reasonable satisfaction.

9.4	Continuing Indemnity. Lessee shall effect and maintain Insurance after the Expiry Date with respect to its liability under Section 10 (Indemnity) for two years, and such insurance shall name each Indemnitee as an additional insured.

9.5	Change. If at any time Lessor wishes to revoke its approval of any insurer, reinsurer, insurance or reinsurance, Lessor and/or its brokers will consult with Lessee and Lessee’s brokers (as for the time being approved by Lessor) regarding whether that approval should he revoked to protect the interests of the parties insured. If, following such consultation, Lessor considers that any change should be made, Lessee will then arrange or procure the arrangement of alternative cover satisfactory to Lessor acting reasonably.

10.	INDEMNITY

(a)	Except as provided in Section 10(b) below, Lessee agrees to indemnify and hold harmless each of the Indemnitees from and against all Losses which an Indemnitee may at any time suffer or incur at any time, whether directly or indirectly, arising out of, related to or in any way connected with:

(i)	the ownership, maintenance, overhaul, service, repair, delivery, possession, transfer of ownership or possession, import, export, registration, control, storage, modification, leasing, insurance, inspection, testing, design, subleasing, use, condition, redelivery or other matters relating to any Engine any Part or any Related Airframe (regardless of whether in the air or on the ground, and regardless of whether such Losses are based on strict liability in tort, any act or omission, including the negligence, of any Indemnitee, or otherwise); or

(ii)	any breach by the Lessee of any of its obligations under the Lease, or with respect to any Engine, for any breach by Lessee of its obligations under any agreement for a Related Airframe; or

(iii)	the design, testing or use of or any article or material in, any Engine or any Part or its use or operation, including any defect in design and regardless of whether it is discoverable, and any infringement of patent, copyright, trademark, design or other proprietary right claimed by any Person or a breach of any obligation of confidentiality claimed to be owed to any Person.

For the avoidance of doubt, the reference to “ownership” in clause (i) shall not require Lessee to indemnify Lessor in respect of (y) any defect in Lessor’s or Owner’s title to the Engine or any Losses arising as a result of, in connection with or relating to such defect, or (z) any decline in the residual value of the Engine if Lessee shall have fully complied with its obligations under the Lease (subject to any applicable grace periods).

(b)	Notwithstanding the provisions of Section 10(a), Lessee is not required to indemnify any particular Indemnitee (provided that Lessor and its Subsidiaries and Affiliates and its and their officers, directors and employees shall be treated as a single Indemnitee) under this Section, to the extent a particular Loss is:

(i)	caused by the wilful misconduct of or gross negligence of that Indemnitee, other than gross negligence imputed to such Indemnitee solely by reason of its interest in the Engine or the Lease;

(ii)	caused by Lessor’s breach of the Lease;

(iii)	related to any Taxes (but without prejudice to any Indemnitee’s rights under any other provision of this Lease relating to Taxes);

(iv)	caused by an event which occurs before the commencement of the Term (except where the Loss is suffered during the Term as a result of a pre-Delivery defect in or otherwise arises out of or relates to or is any way connected with the manufacture, design, maintenance, repair, rebuilding, overhaul or modification of the Engine);

(v)	caused by an event which occurs after the redelivery of the Engine to Lessor in compliance with the Lease and is not attributable to any act, omission, event or circumstance occurring prior to such redelivery;

(vi)	caused by any sale, assignment, transfer or other disposition (whether voluntary or involuntary) by such lndemnitee of any Engine or any interest therein that is not a replacement thereof under the Lease, and unless such sale, transfer or other disposition has resulted from or occurred following a Default; or

(vii)	consists of normal administrative costs, overhead and expenses of such Indemnitee (but excluding any such costs or expenses resulting from the occurrence of any Event of Default);

(viii)	consists of costs or expenses for which Lessor has expressly agreed to be responsible under any other provision of the Lease; or

(ix)	consists of costs or expenses of entering into amendments not requested by Lessee or required hereunder.

11.	EVENTS OF LOSS

11.1	Events of Loss

(a)	If an Event of Loss occurs prior to Delivery of the Engine, the Lease will immediately terminate and except as expressly stated in the Lease neither party will have any further obligation other than pursuant to Section 5.21 (Expenses) and Section 3 of Schedule 4 (Pre-Delivery Procedures and Delivery Condition Requirements), except that Lessor will return any Deposit to Lessee and return to Lessee or cancel any Letter of Credit.

(b)	If an Event of Loss occurs after Delivery, Lessee will pay the Agreed Value to Lessor on or prior to the earlier of (i) thirty (30) days after the Event of Loss and (ii) the date of receipt of insurance proceeds in respect of that Event of Loss.

(c)	Subject to the rights of any insurers and reinsurers or other third party, upon irrevocable payment in full to Lessor of the Agreed Value and all other amounts which may be or become payable to Lessor under the Lease, and if Lessee requests such transfer, Lessor will, or will procure that Owner will, without recourse or warranty (except as to the absence of Lessor’s Liens) transfer to Lessee or will procure that Owner transfers to Lessee legal and beneficial title, subject to no Lessor’s Liens (but otherwise without warranty), to the Engine, on an AS IS, WHERE IS basis, and will at Lessee’s expense, execute and deliver or will procure that Owner executes and delivers such bills of sale and other documents and instruments as Lessee may reasonably request to evidence (on the public record or otherwise) such transfer, free and clear of all rights of Lessor and Owner and Lessor Liens. Lessee shall indemnify Lessor, Owner and each other Tax Indemnitee for all fees, expenses and Taxes incurred by Lessor, Owner or any other Tax Indemnitee in connection with any such transfer, except for Lessor Taxes.

11.2	Requisition. During any requisition for use or hire of any Engine or Part which does not constitute an Event of Loss:

(a)	the Rent and other charges payable under the Lease will not be suspended or abated either in whole or in part, and Lessee will not be released from any of its other obligations (other than operational obligations with which Lessee is unable to comply solely by virtue of the requisition); and

(b)	so long as no Default has occurred and is continuing or upon Lessee remedying such Default, Lessee will be entitled to any compensation paid by the requisitioning authority in respect of such authority’s use of the Engine or such Part during the Term. Lessee will, as soon as practicable after the end of any such requisition, cause the Engine to be put into the condition required by the Lease. Lessor will be entitled to all compensation payable by the requisitioning authority in respect of any change in the structure, state or condition of the Engine arising during the period of requisition, and Lessor will apply such compensation in reimbursing Lessee for the cost of complying with its obligations under the Lease in respect of any such change, but, if any Default has occurred and is continuing, Lessor may apply the compensation in or towards settlement of any amounts owing by Lessee under the Lease and/or under any Other Agreement, but if not so applied, shall pay the same to Lessee upon Lessee remedying any such Default and all other Defaults then existing.

12.	RETURN OF ENGINES

12.1	Return. On the Expiry Date or redelivery of the Engine pursuant to Section 13.2 (Rights and Remedies) or termination of the leasing of the Engine under the Lease, Lessee will, unless an Event of Loss or any event which but for the passage of time would constitute an Event of Loss has occurred, redeliver the Engine and the Engine Documents at Lessee’s expense to Lessor at the Redelivery Location, in accordance with the procedures and in compliance with the conditions set forth in Schedule 6 (Procedures and Operating Condition at Redelivery), free and clear of all Security Interests (other than Lessor Liens) and in a condition qualifying for and having a valid and fully effective certification of airworthiness under FAR Part 121.

12.2	Non-Compliance. If at the time of Final inspection Lessee has not fully complied with any of its obligations under the Lease (including Schedule 6 (Procedures and Operating Condition at Redelivery) or Lessee fails to make the Engine available to Lessor on a timely basis for inspection and redelivery pursuant to Section 12.1 (Return) and such Schedule 6 (whether such failure is due to any act or omission of Lessee or any other circumstance whatsoever (other than (i) to the extent that the delay is caused by a failure on the part of Lessor to inspect the Engine for the purposes of the Final Inspection in accordance with the Lease, except where that failure arises due to the occurrence of a Default by Lessee, or (ii) any request by Lessor to perform work, repair, maintenance or modification to the Engine other than as necessary to meet the redelivery conditions set forth herein)), the Term shall be extended until the time when the Engine has been redelivered to Lessor in full compliance with the Lease, for the sole purpose of enabling such non-compliance or failure to be promptly rectified, and during such extension period:

(a)	Lessee shall not use the Engine in flight operations except those related directly to the redelivery of the Engine to Lessor;

(b)	all Lessee’s obligations and covenants under the Lease will remain in full force until Lessee so redelivers the Engine; and

(c)	Lessee shall pay Rent to Lessor at a rate per month equal to: (i) the amount of Rent payable in respect of the last scheduled Rental Period for the first ***** days following the Scheduled Expiry Date, (ii) the amount of Rent payable in respect of the scheduled Rental Period plus ***** thereof for the ***** through to the ***** following the Scheduled Expiry Date and (iii) from and after the ***** day following the Scheduled Expiry Date, the amount of Rent payable in respect of the last scheduled Rental Period plus ***** thereof, in each case calculated on a per diem basis.

Any such extension shall not prejudice Lessor’s right to treat such non-compliance or failure as an Event of Default at any time, and to enforce such rights and remedies as may be available to Lessor in respect thereof under the terms of the Lease or applicable Law. Without limiting the generality of the foregoing, Lessee’s Rent obligation under paragraph (c) above shall be without prejudice to Lessor’s rights to terminate the letting of the Engine and to indemnification pursuant to Section 13.3 (Default).

Lessor may elect (either on first tender of the Engine by Lessee or at any time during the said extension period) to accept redelivery of the Engine notwithstanding non-compliance with Section 12.1 or Schedule 6, in which case Lessee will indemnify Lessor on an After-Tax Basis, and provide cash to Lessor (in an amount satisfactory to Lessor) as security for that indemnity, in respect of the actual, out of pocket cost to Lessor of putting the Engine into the condition required by the Lease.

12.3	Redelivery. Upon redelivery Lessee will provide to Lessor, upon Lessor’s request, all documents necessary to export the Engine from the State of Registry (including a valid and subsisting export certificate of airworthiness for the Engine).

12.4	Acknowledgement. Provided Lessee has complied with its obligations under this Section 12 and Schedule 6 (Procedures and Operating Condition at Redelivery), of the Lease, following redelivery of the Engine by lessee to Lessor at the Redelivery Location, Lessor will deliver to Lessee an acknowledgement confirming that lessee has redelivered the Engine to Lessor in accordance with the Lease which acknowledgement shall be without prejudice to Lessor’s accrued and continuing rights under the Lease or any Other Agreement.

13.	DEFAULT

13.1	Events. The occurrence of any of the Events of Default will constitute a repudiation (but not a termination) of the Lease by Lessee (whether the occurrence of any such Event of Default is voluntary or involuntary or occurs by operation of Law or pursuant to or in compliance with any judgement, decree or order of any court or any order, rule or regulation of any Government Entity).

13.2	Rights and Remedies. If an Event of Default occurs and Lessee has not remedied such Event of Default, Lessor may at its option (and without prejudice to any of its other rights under the Lease), at any time thereafter (without notice to Lessee except as required under applicable Law) and subject to compliance with non-waivable mandatory requirements of Law:

(a)	accept such repudiation and by notice to Lessee and with immediate effect cancel the leasing of the Engine (but without prejudice to the continuing rights and obligations of the parties hereunder that survive cancellation), whereupon all rights of Lessee under the Lease shall cease; and/or

(b)	proceed by appropriate court action or actions to enforce performance of the Lease including the payment of all Rent and all other amounts payable by Lessee to Lessor or any Indemnitee pursuant to the terms of the Lease; and/or

(c)	proceed by appropriate court action or actions to recover damages for the breach of the Lease which shall include (without duplication of recovery):

(i)	all Rent and other amounts which are or become due and payable hereunder prior to the earlier to occur of the date Lessor sells or re-leases the Engine or receives payment of the amount calculated pursuant to clause (ii) below;

(ii)	an amount equal to the aggregate Rent for the remainder of the Term (determined without reference to any right of Lessor to cancel the leasing of the Engine, whether or not such right is exercised), discounted periodically (equal to instalment frequency) to present worth at the Discount Rate to the date of payment by Lessee to Lessor, less the applicable amount set forth below:

A.	in the event that Lessor has re-leased the Engine on terms (other than rental payment terms) which, taken as a whole, Lessor reasonably regards as being substantially similar to the terms of the Lease, an amount equal to the aggregate basic rental payments to become due under such re-lease for the period coinciding with the remainder of the Term (determined without reference to any right of Lessor to cancel the leasing of the Engine, whether or not such right is exercised), discounted periodically (equal to instalment frequency) to present worth at the Discount Rate to the date of payment by Lessee; or

B.

in the event that Lessor has not re-leased the Engine or has sold the Engine or has re-leased the Engine on terms (other than rental payment terms) which, taken as a whole, Lessor does not reasonably regard as being substantially similar to the terms of the Lease, an amount equal to the fair market rental value (determined pursuant to the Appraisal Procedure) of the Engine for the period commencing with the date that Lessor reasonably anticipates that the Engine could be re-leased at such rental rate and ending with the date that the Term was scheduled to expire (determined without reference to any right of Lessor to cancel the leasing of the Engine, whether or not such right is exercised), discounted periodically (equal to instalment frequency) to present worth at the Discount Rate to the date of payment by Lessee.

(iii)	all reasonable and documented costs and other incidental damages associated with Lessor’s exercise of its remedies hereunder or otherwise incurred by Lessor as a result of an Event of Default, including repossession costs, reasonable legal fees, Engine storage, maintenance and insurance costs, and Engine re-lease or sale costs (including, in the case of a re-lease, any costs incurred to transition the Engine to the next operator’s maintenance program), all such costs and incidental damages being referred to herein collectively as “Enforcement and Remarketing Costs”;

(iv)	any loss, premium, penalty or expense which may be incurred in repaying funds raised to finance the Engine or in unwinding any financial instrument relating in whole or in part to Lessor’s financing of the Engine, all such amounts being referred to herein collectively as “Unwind Expenses”;

(v)	any loss, cost, expense or liability, or damage to Lessor’s residual interest in the Engine, sustained by Lessor due to Lessee’s failure to maintain the Engine in accordance with the terms of this Agreement or Lessee’s failure to redeliver the Engine in the condition required by this Agreement, all such amounts being referred to herein collectively as “Engine Condition Damages”; and

(vi)	such additional amount, if any, as may be necessary to place Lessor in the same economic position, on an After-Tax Basis, as Lessor would have been in if Lessee had timely performed each of its obligations under this Agreement; and/or

(d)	either:

(i)	enter upon the premises where all or any part of the Engine is located and take immediate possession of and, at Lessor’s sole option in accordance with applicable Law, remove the Engine, all without liability accruing to Lessor for or by reason of such entry or taking of possession whether for the restoration of damage to property, conversion or otherwise, caused by such entry or taking, except damages caused by gross negligence or wilful misconduct; or

(ii)	by delivering notice to Lessee, require Lessee to redeliver the Engine to Lessor at GE’s On Wing Support facility in London, England (or such other location as Lessor may require) on the date specified in such notice and in all respects in the condition required by the Lease upon the Return Occasion (it being understood that Lessee shall not delay any such return for the purpose of placing the Engine in such condition, but shall nevertheless be liable to Lessor for the failure of the Engine to be in such condition); and/or

(e)	sell at private or public sale, as Lessor may determine, or hold, use, operate or lease to others the Engine as Lessor in its sole discretion may reasonably determine, all free and clear of any rights of Lessee; and/or

(f)	by written notice to Lessee specifying a payment date (which shall be a date not earlier than five (5) Business Days following the date of such notice), Lessor may demand that Lessee pay to Lessor, and Lessee shall pay to Lessor on the payment date specified in such notice (in lieu of the Rent due for the period commencing after the date specified for payment in such notice) the sum of the following amounts:

(i)	all Rent and other amounts which are or are expected to become due and payable hereunder prior to the payment date specified by Lessor;

(ii)	an amount equalling the aggregate Rent for the remainder of the Term (determined without reference to any right of Lessor to cancel the leasing of the Engine, whether or not such right is exercised), discounted periodically (equal to instalment frequency) to present worth at the Discount Rate to the payment date specified by Lessee to Lessor, less the applicable amount set forth below:

A.	in the event that Lessor has re-leased the Engine on terms (other than rental payment terms) which, taken as a whole, Lessor reasonably regards as being substantially similar to the terms of the Lease, an amount equal to the aggregate basic rental payments to become due under such re-lease for the period coinciding with the remainder of the Term (determined without reference to any right of Lessor to cancel the leasing of the Engine, whether or not such right is exercised), discounted periodically (equal to instalment frequency) to present worth at the Discount Rate to the date of payment by Lessee; or

B.	in the event that Lessor has not re-leased the Engine or has sold the Engine or has re-leased the Engine on terms (other than rental payment terms) which, taken as a whole, Lessor does not reasonably regard as being substantially similar to the terms of the Lease, an amount equal to the fair market rental value (determined pursuant to the Appraisal Procedure) of the Engine for the period commencing with the date that Lessor reasonably anticipates that the Engine could be re-leased at such rental rate and ending with the date that the Term was scheduled to expire (determined without reference to any right of Lessor to cancel the leasing of the Engine, whether or not such right is exercised), discounted periodically (equal to instalment frequency) to present worth at the Discount Rate to the date of payment by Lessee;

(iii)	an amount equal to Lessor’s reasonably anticipated Enforcement and Remarketing Costs, Unwind Expenses and Engine Condition Damages; and

(iv)	such additional amount, if any, as may be necessary to place Lessor in the same economic position, on an After-Tax Basis, as Lessor would have been in if Lessee had timely performed each of its obligations under this Agreement;

(v)

it being understood that, to the extent that any of the foregoing amounts represents an estimate by Lessor of losses, damages, costs or expenses which Lessor expects to incur, (y) Lessor shall adjust the amount thereof as needed to reflect the actual amount of such losses, damages, costs or expenses incurred by Lessor when substantially all of such amounts become known to Lessor, but Lessee shall nevertheless be obligated to pay the amount demanded by Lessor (subject to such subsequent adjustment), and (z) notwithstanding the amount specified in such demand. Lessor shall be entitled to claim such other (and greater) amount in any action against Lessee hereunder; and/or

(g)	draw upon the Deposit or the Letter of Credit and apply such amounts to any owing to Lessor hereunder and/or make demand against any Guarantor for any or all of the foregoing.

In addition to the foregoing, Lessor shall be entitled to exercise such other rights and remedies as may be available under applicable Law and Lessee shall be liable on an After-Tax basis for, and shall pay Lessor on demand: (i) ***** (by way of contribution to Lessor’s internal costs and expenses) following the occurrence of an Event of Default under paragraph (a) of Schedule 9 and service by Lessor of a default notice on Lessee in respect of such Event of Default, regardless of whether or not such Event of Default is subsequently cured by Lessee after receipt of such default notice (ii) interest on all unpaid amounts at the Interest Rate from the due date until the date of payment in full; (iii) all reasonable legal fees and other reasonable costs and expenses incurred by Lessor by reason of the occurrence of any Event of Default or the exercise of Lessor’s remedies with respect thereto; and (iv) all reasonable expenses, disbursements, costs and fees incurred in (A) repossessing, storing, preserving, shipping, maintaining, repairing and refurbishing the Engine or any Part to the condition required by Section 12 (Return of Engines) hereof and (B) preparing the Engine or Part for sale or lease, advertising the sale or lease of the Engine or Part and selling or releasing the Engine or Part.

Lessor is hereby authorized and instructed, but shall have no obligation, to make any expenditures which Lessor, in its sole discretion, considers advisable to repair and restore the Engine or Part to the condition required by such Section 12 hereof (it being understood that Lessee shall be liable for all such expenditures).

Lessee hereby agrees that, in the event of the return to or repossession by Lessor of the Engine Part, any rights in any warranty (express or implied) previously assigned to Lessee or otherwise held by Lessee shall without further act, notice or writing be assigned or reassigned Lessor, if assignable.

No remedy referred to in this Section 13 is intended to be exclusive, but, to the extent permissible under the Lease or under applicable Law, each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Lessor at Law or in equity; and the exercise or beginning of exercise by Lessor of any one or more of such remedies shall not preclude the simultaneous or later exercise by Lessor of any or all of such other remedies; provided, however, that nothing in this Section 13 shall be construed to permit Lessor to obtain a duplicate recovery of any element of damages to which Lessor is entitled. No express or implied waiver by Lessor of any Default or Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default.

13.3	Power of Attorney: Lessee hereby appoints Lessor as the attorney-in-fact of Lessee, with full authority in the place and stead of Lessee and in the name of Lessee or otherwise, for the purpose of carrying out the provisions of the Lease and taking any action and executing any instrument that Lessor may deem necessary or advisable to accomplish the purposes hereof; provided, however, that Lessor may only take action or execute instruments under this Section 13 after an Event of Default has occurred and is continuing. Lessee hereby declares that the foregoing powers are granted for valuable consideration, constitute powers granted as security for the performance of the obligations of Lessee hereunder and are coupled with an interest and shall be irrevocable. Without limiting the generality of the foregoing or any other rights of Lessor under the Lease, upon the occurrence and during the continuation of an Event of Default, Lessor shall have the sole and exclusive right and power to (i) settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to or pertaining to the Engine, or the Lease and (ii) make proof of loss, appear in and prosecute any action arising from any policy or policies of insurance maintained pursuant to the Lease, and settle, adjust or compromise any claims for loss, damage or destruction under, or take any other action in respect of, any such policy or policies.

13.4	Sale or Re-Lease. If an Event of Default occurs and the leasing of the Engine under the Lease is terminated in accordance with the provisions hereof, Lessor may sell or re-lease or otherwise deal with the Engine at such time and in such manner and on such terms as Lessor considers appropriate in its absolute discretion, free and clear of any interest of Lessee, as if the Lease had never been entered into. Lessor shall have no duty or obligation to sell the Engine, and Lessor shall be obligated to attempt to re-lease the Engine only to the extent, if any, that it is required to do so pursuant to the terms hereof or under Article 2A of the UCC, and Lessee hereby disclaims any right to compel Lessor to sell or otherwise re-lease the Engine.

13.5	Removal of Lease from the State of Registry. If an Event of Default occurs, Lessee will at the request of Lessor immediately take all steps necessary to enable the Engine to be redelivered to Lessor in accordance with and free and clear of the Lease and Lessee hereby irrevocably and by way of security for its obligations under the Lease appoints (which appointment is coupled with an interest) Lessor as its attorney-in-fact to execute and deliver any documentation and to do any act or thing not prohibited by Law required in connection with the foregoing during the continuance of an Event of Default. Without limiting the foregoing, Lessor may file with the State of Registry the Lease Termination provided to Lessor under the Lease.

14.	TRANSFER

14.1	Lessee. LESSEE WILL NOT ASSIGN, DELEGATE OR OTHERWISE TRANSFER (VOLUNTARILY, INVOLUNTARILY, BY OPERATION OF LAW OR OTHERWISE) ANY OF ITS RIGHTS OR OBLIGATIONS UNDER THE LEASE (INCLUDING THE ENGINE LEASE AGREEMENT OR THIS CTA), OR CREATE OR PERMIT TO EXIST ANY SECURITY INTEREST OVER ANY OF ITS RIGHTS UNDER THE LEASE (INCLUDING THE ENGINE LEASE AGREEMENT OR THIS CTA), AND ANY ATTEMPT TO DO SO SHALL BE NULL AND VOID. The foregoing shall not be construed to prohibit a Permitted Sub-Lease.

14.2	Lessor. Lessor may, without the consent of Lessee, sell, assign, transfer or grant to any Person, any interest in all or any part of Lessor’s rights, obligations, title or interest in any Engine, any Lease and/or any Rent, whereupon such Person shall become the “Lessor” for all purposes of this Lease, including the rights of assignment pursuant to this Section 14.2. Lessee agrees to execute acknowledgments and other documents that may be reasonably requested by Lessor or any assignee hereunder (an “Assignee”). Each Assignee will have and may enforce all of the rights and benefits of Lessor transferred to it as if such Assignee were in fact Lessor, including without limitation the rights to indemnification by Lessee and the right to be named as additional insured and loss payee with respect to the insurance policies maintained by Lessee pursuant to the Lease. Lessor shall reimburse Lessee for all reasonable out of pocket costs and expenses incurred by Lessee in connection with any assignment or transfer under this Section 14.2. Any sale, assignment, transfer or other disposition pursuant to this Section 14.2 shall not increase the obligations of Lessee under the Lease. Notwithstanding any such assignment or transfer, Lessor, Owner, Financing Parties’ Representative and each other Indemnitee shall continue to be entitled to indemnification under Section 10 (Indemnity), and shall continue to be named as an additional insured under all Insurances referred to in Section 9 (Insurance) for a period of not less than two years after such transfer.

14.3	Binding on Assignees. The terms and provisions of this Lease shall be binding upon and inure to the benefit of Lessor, Lessee and their respective successors and permitted assigns.

14.4	Conditions

In connection with any such assignment or transfer by Lessor:

(a)	Quiet Enjoyment: as a condition precedent to such assignment or transfer becoming effective, Lessor will procure that the transferee or any new owner of the Engine (except where such new owner is also the “Lessor” under the Lease) or any new holder of a security interest over the Engine or any holder of an interest in the Engine or the Lease (by way of security or otherwise), as the case may be, shall execute and deliver to Lessee a letter of quiet enjoyment in respect of Lessee’s use and possession of the Engine in a form substantially similar to Lessor’s covenant in Section 7.1, and other than in the case of an assignment solely for security purposes, shall agree, in writing, for the benefit of Lessee to be bound by and perform all obligations of “Lessor” under the Lease;

(b)	Costs: Lessor shall reimburse to Lessee its reasonable out-of-pocket expenses (including reasonable legal fees and expenses) actually incurred in connection with co-operating with Lessor in relation to any such assignment or transfer referred to in this Section 14, provided that (i) such expenses are substantiated to Lessor’s reasonable satisfaction and (ii) no Default has occurred and is continuing;

(c)	No additional cost: Lessor shall not be entitled to assign the Lease if at the time of such assignment or transfer an increase in Lessee’s financial or indemnity obligations would result, or Lessee’s rights in respect of the Lease or the Engine would be restricted or diminished in any material way without the express prior written consent of Lessee (which consent shall not be unreasonably withheld );

(d)	No alteration of terms: No such assignment or transfer may be made to the extent such assignment or transfer would increase the financial or indemnity obligations of Lessee or diminish the rights of Lessee or result in the performance of its then existing obligations being materially more onerous unless and to the extent expressly consented to by Lessee in writing;

(e)	Credit: Lessor shall not, without the prior written consent of Lessee, assign or transfer its obligations under the Lease to an entity having a net worth of less than ***** immediately after the assignment or transfer. This requirement shall not apply if post transfer, the Engine either continues to be managed by GECAS or the relevant assignee’s or transferee’s obligations to Lessee are supported by guarantee otherwise) by an entity with a net worth of at least *****; and

(f)	Competitor of Lessee: No such assignment or transfer shall be made by Lessor to an airline or its parent company in competition with Lessee (in the sense that (i) the airline operates a comparable service to that of Lessee on at least ***** of the routes operated by Lessee or (ii) the routes operated by such airline account for at least ***** of the revenue generated by Lessee on such routes).

15.	MISCELLANEOUS

15.1	Survival. Lessee’s obligations under any provision of the Lease providing for an obligation on the part of Lessee to indemnify Lessor or any other Indemnitee shall survive the expiration or any termination of the leasing of the Engine under the Lease and continue in full force and effect. Lessor’s obligations under any provision of the Lease providing for an obligation on the part of Lessor to pay any amounts due and owing to Lessee following the termination of the leasing of the Engine under the Lease shall survive the expiration or any termination of the Lease and continue in full force and effect.

15.2	Waivers, Remedies Cumulative. The rights of the parties under the Lease mar be exercised as often as necessary, are cumulative and not exclusive of its rights under any Law; and may be waived only in writing and specifically by the party against whom enforcement of such provision is sought. A delay by any party in exercising, or non-exercise of, any such right will not constitute a waiver of that right.

15.3	Delegation. Lessor may delegate to any Person all or any of the rights, powers or discretions vested in it by the Lease, and any such delegation may be made upon such terms and conditions and subject to such regulations (including power to sub-delegate) as Lessor in its reasonable discretion thinks fit; provided however, that the exercise of any such rights, powers or discretions shall always remain subject to and be exercised in accordance with the terms of the Lease and Lessee’s rights in respect thereof.

15.4	Severability. If a provision of the Lease is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect the legality, validity or enforceability in that jurisdiction of any other provision of the Lease or the legality, validity or enforceability in any other jurisdiction of that or any other provision of the Lease.

15.5	Remedy. If Lessee fails to comply with any provision of the Lease and such failure shall continue beyond any applicable cure period, Lessor may, without being in any way obliged to do so or responsible for so doing and without prejudice to the ability of Lessor to treat such non-compliance as a Default, effect compliance on behalf of Lessee, whereupon Lessee shall become liable to pay upon demand any sums expended by Lessor together with all costs and expenses (including reasonable legal fees and expenses) in connection with the noncompliance.

15.6	Time of Essence. The time stipulated for all payments and the prompt, punctual performance of all obligations under the Lease are of the essence.

15.7	Notices. All notices under, or in connection with, the Lease will, unless otherwise stated, be given in writing by means of an overnight courier service or facsimile. Any such notice is deemed effectively to be given when received by the recipient (or if receipt is refused by the intended recipient, when so refused).

The addresses and facsimile and telephone numbers of Lessee and Lessor are as set forth in the Engine Lease Agreement.

15.8	Governing Law; Jurisdiction; WAIVER OF JURY TRIAL

(a)	PURSUANT TO AND IN ACCORDANCE WITH SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, THE PARTIES HERETO AGREE THAT THE LEASE IN ALL RESPECTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES, AS APPLIED TO CONTRACTS TO BE PERFORMED WHOLLY WITHIN THE STATE OF NEW YORK (EXCLUSIVE OF SECTION 7-101 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH IS INAPPLICABLE TO THE LEASE) THE PARTIES AGREE THAT THE LEASE WAS EXECUTED AND DELIVERED IN THE STATE OF NEW YORK.

(b)

Pursuant to and in accordance with Section 5-1402 of the New York General Obligations Law, Lessee and Lessor each agree that the United States District Court for the Southern District of New York and any New York court sitting in the

County of New York, New York, and all related appellate courts, are to have nonexclusive jurisdiction to settle any disputes arising out of or relating to the Lease and submits itself and its property to the non-exclusive jurisdiction of the foregoing courts with respect to such disputes.

(c)	Without prejudice to any other mode of service, Lessee:

(i)	appoints Corporation Service Company (CSC), 1133 Avenue of the Americas, Suite 3100, New York, New York 10036, as its agent for service of process relating to any proceedings before the New York courts in connection with the Lease and agrees to maintain the process agent in New York notified to Lessor;

(ii)	agrees that failure by a process agent to notify Lessee of the process shall not invalidate the proceedings concerned;

(iii)	consents to the service of process relating to any such proceedings by prepaid mailing of a copy of the process to Lessee’s agent at the address identified in paragraph (i) or by prepaid mailing by air mail, certified or registered mail of a copy of the process to Lessee at the address set forth in Section 15.7.

(d)	Each of Lessor and Lessee:

(i)	waives to the fullest extent permitted by Law any objection which it may now or hereafter have to the courts referred to in Section 15.8(b) above on grounds of inconvenient forum or otherwise as regards proceedings in connection with the Lease;

(ii)	waives to the fullest extent permitted by Law any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Lease brought in the courts referred to in Section 15.8(b); and

(iii)	agrees that a final, non-appealable judgement or order of any court referred to in Section 15.8(b) in connection with the Lease is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

(e)	Nothing in this Section 15.8 limits the right of either party to bring proceedings against the other in connection with the Lease in any other court of competent jurisdiction or concurrently in more than one jurisdiction.

(f)	Each of Lessee and Lessor irrevocably and unconditionally:

(i)	agrees that if the other brings legal proceedings against it or its assets in relation to the Lease no sovereign or other immunity from such legal proceedings (which will be deemed to include suit, court jurisdiction, attachment prior to judgement, attachment in aid of execution of a judgement, other attachment, the obtaining of judgement, execution of a judgement or other enforcement or legal process or remedy) will be claimed by or on behalf of itself or with respect to its assets; and

(ii)	waives any such right of immunity which it or its assets now has or may in the future acquire and agrees that the foregoing waiver shall have the fullest extent permitted under the Foreign Sovereign immunities Act of 1976 of the United States and is intended to be irrevocable for the purposes of such Act.

(g)	EACH OF LESSEE AND LESSOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO A JURY TRIAL IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THE LEASE OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED THEREBY OR THE LESSOR/LESSEE RELATIONSHIP BEING ESTABLISHED, including, without limitation, contract claims, tort claims, breach of duty claims and other common law and statutory claims. Each of Lessor and Lessee represents and warrants that each has reviewed and voluntarily waives its jury trial rights following consultation with its legal counsel. THIS WAIVER IS IRREVOCABLE, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THE LEASE. In the event of litigation, this Section may be filed as & written consent to a trial by the court.

15.9	Sole and Entire Agreement; True Lease

(a)	Entire Agreement: The Lease is the sole and entire agreement between Lessor and Lessee in relation to the leasing of the Engine, and supersedes all previous agreements in relation to that leasing. Any amendments to the Lease must be made in writing and signed on behalf of Lessor and Lessee.

(b)	True Lease: The parties intend and agree that the Lease:

(i)	constitutes a “true lease”, and not a “security interest” as defined in Section1-201(37) of the UCC;

(ii)	constitutes a “true lease” for United States Federal income tax purposes; and

(iii)	confers only a leasehold interest on Lessee in and to the Engine on and subject to the terms of the Lease, and no ownership or other interest with respect to the Engine is provided to Lessee under the Lease.

Subject to Section 8.6(b), Lessee shall not file a tax return that is inconsistent with the provisions of this Section 15.9(b).

15.10	Beneficiaries. The Lease shall be binding upon and inure to the benefit of Lessor, Lessee and their permitted successors and assigns. All rights expressed to be granted to each Indemnitee (other than Lessor) under the Lease are given to Lessor on behalf of that Indemnitee, and each Indemnitee is an express third party beneficiary thereof.

15.11	Counterparts. The Lease may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. To the extent, if any, that the Lease constitutes chattel paper (as such term is defined in the UCC or similar legislation), no security interest in the Lease may be created through the transfer or possession of any counterpart other than the original counterpart, which shall be identified as the counterpart designated as the “original” on the signature page of the Engine Lease Agreement by Financing Parties’ Representative, Owner or Lessor, as the case may be.

15.12	Language. All notices to be given under the Lease will be in English. All documents delivered to Lessor pursuant to the Lease (including any documents to be delivered pursuant to the Conditions Precedent) will be in English, or if not in English, will be accompanied by a certified English translation.

16.	DISCLAIMERS AND WAIVERS

LESSOR AND LESSEE AGREE THAT THE DISCLAIMERS, WAIVERS AND CONFIRMATIONS SET FORTH IN SECTIONS 16.1 TO 16.4 BELOW SHALL APPLY AT ALL TIMES DURING THE TERM. LESSEE’S ACCEPTANCE OF THE ENGINE IN ACCORDANCE WITH SECTION 4.3 (DELIVERY AND ACCEPTANCE) SHALL BE CONCLUSIVE EVIDENCE AS BETWEEN LESSOR AND LESSEE THAT LESSEE HAS FULLY INSPECTED THE ENGINE AND EVERY PART THEREOF AND THAT THE ENGINE, THE PARTS AND THE ENGINE DOCUMENTS ARE TECHNICALLY ACCEPTABLE TO LESSEE AND SATISFY THE DELIVERY CONDITION REQUIREMENTS AND ARE IN SUITABLE CONDITION FOR DELIVERY TO AND ACCEPTANCE BY LESSEE.

16.1	Exclusion. THE ENGINE IS LEASED AND DELIVERED UNDER THE LEASE “AS IS, WHERE IS,” AND LESSEE AGREES AND ACKNOWLEDGES THAT:

(a)	LESSOR WILL HAVE NO LIABILITY IN RELATION TO, AND LESSOR HAS NOT AND WILL NOT BE DEEMED TO HAVE ACCEPTED, MADE OR GIVEN (WHETHER BY VIRTUE OF HAVING DONE OR FAILED TO DO ANY ACT, OR HAVING ACQUIRED OR FAILED TO ACQUIRE ANY STATUS UNDER OR IN RELATION TO THE LEASE OR OTHERWISE), ANY GUARANTEES, COVENANTS, WARRANTIES OR REPRESENTATIONS (OTHER THAN AS SET FORTH IN SCHEDULE 2 HERETO IN RELATION TO LESSOR), EXPRESS OR IMPLIED, WITH RESPECT TO, THE ENGINE OR ANY PART OR ANY SERVICES PROVIDED BY LESSOR UNDER THE LEASE, INCLUDING (BUT NOT LIMITED TO) THE TITLE (EXCEPT AS AND TO THE EXTENT EXPRESSLY PROVIDED IN SECTION 7.1 (QUIET ENJOYMENT)), DESCRIPTION, AIRWORTHINESS, COMPLIANCE WITH SPECIFICATIONS, OPERATION, MERCHANTABILITY, QUALITY, FREEDOM FROM INFRINGEMENT OF PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHTS, FITNESS FOR ANY PARTICULAR USE OR PURPOSE, VALUE, DURABILITY, DATE PROCESSING, CONDITION, OR DESIGN, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP, THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, OR AS TO ANY OTHER MATTER WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY ARISING FROM A COURSE OF PERFORMANCE OR DEALING OR USAGE OF TRADE) WITH RESPECT TO THE ENGINE OR ANY PART OR. ANY SERVICES PROVIDED BY LESSOR UNDER THE LEASE; AND

(b)	LESSOR SHALL NOT HAVE ANY OBLIGATION OR LIABILITY WHATSOEVER TO LESSEE (WHETHER ARISING IN CONTRACT OR IN TORT, AND WHETHER ARISING BY REFERENCE TO NEGLIGENCE, MISREPRESENTATION OR STRICT LIABILITY OF LESSOR OR OTHERWISE) FOR:

(i)	ANY LIABILITY, LOSS OR DAMAGE CAUSED OR ALLEGED TO BE CAUSED DIRECTLY OR INDIRECTLY BY THE ENGINE OR BY ANY INADEQUACY THEREOF OR DEFICIENCY OR DEFECT THEREIN OR BY ANY OTHER CIRCUMSTANCE IN CONNECTION THEREWITH (EXCEPT FOR DIRECT DAMAGES DUE TO LESSOR’S BREACH AS AND TO THE EXTENT EXPRESSLY PROVIDED IN SECTION 7.1 (QUIET ENJOYMENT) HEREOF);

(ii)	THE USE, OPERATION OR PERFORMANCE OF THE ENGINE OR ANY RISKS RELATING THERETO;

(iii)	ANY INTERRUPTION OF SERVICE, LOSS OF BUSINESS OR ANTICIPATED PROFITS OR ANY OTHER DIRECT (EXCEPT FOR DIRECT DAMAGES DUE TO LESSOR’S BREACH AS PROVIDED IN SECTION 7.1), SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGE; OR

(iv)	THE DELIVERY, OPERATION, SERVICING, MAINTENANCE, REPAIR, IMPROVEMENT OR REPLACEMENT OF THE ENGINE OR ANY PART.

16.2	Waiver. LESSEE HEREBY WAIVES, AS BETWEEN ITSELF AND LESSOR, ALL ITS RIGHTS IN RESPECT OF ANY CONDITION, WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, ON THE PART OF LESSOR AND ALL CLAIMS AGAINST LESSOR HOWSOEVER AND WHENEVER ARISING AT ANY TIME IN RESPECT OF OR OUT OF ANY OF THE MATTERS REFERRED TO IN SECTION 16.1.

16.3	Disclaimer Of Consequential Damages.

(a)	LESSEE AGREES THAT IT SHALL NOT BE ENTITLED TO RECOVER, AND HEREBY DISCLAIMS AND WAIVES ANY RIGHT THAT IT MAY OTHERWISE HAVE TO RECOVER, FOR INTERRUPTION OF SERVICE, LOSS OF BUSINESS, LOST PROFITS OR REVENUES OR CONSEQUENTIAL DAMAGES (AS DEFINED IN SECTION 2A-520 OF THE UCC OR OTHERWISE) OR ANY SPECIAL OR INDIRECT DAMAGES AS A RESULT OF ANY BREACH OR ALLEGED BREACH BY LESSOR OF ANY OF THE AGREEMENTS, REPRESENTATIONS OR WARRANTIES OF LESSOR CONTAINED IN THE LEASE (INCLUDING A BREACH BY LESSOR UNDER SECTION 7.1).

(b)	LESSOR AGREES THAT IT SHALL NOT BE ENTITLED (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN) TO RECOVER, AND HEREBY DISCLAIMS AND WAIVES ANY RIGHT THAT IT MAY OTHERWISE HAVE TO RECOVER CONSEQUENTIAL DAMAGES OR ANY SPECIAL DAMAGES AS A RESULT OF ANY BREACH OF ALLEGED BREACH BY LESSEE OF ANY OF THE AGREEMENTS, REPRESENTATIONS OR WARRANTIES OF LESSEE CONTAINED IN THE LEASE.

16.4	Confirmation. LESSEE CONFIRMS THAT IT IS FULLY AWARE OF THE PROVISIONS OF THIS SECTION 16 AND ACKNOWLEDGES THAT RENT AND OTHER AMOUNTS PAYABLE UNDER THE LEASE HAVE BEEN CALCULATED BASED ON ITS PROVISIONS.

17.	BROKERS AND OTHER THIRD PARTIES

17.1	No Brokers. Each of the parties hereby represents and warrants to the other that it has not paid, agreed to pay or caused to be paid directly or indirectly in any form, any commission, percentage, contingent fee, brokerage or other similar payments of any kind, in connection with the establishment or operation of the Lease, to any Person (other than fees payable to legal advisers or portfolio services).

17.2	Indemnity. Each party agrees to indemnify and hold the other harmless from and against any and all claims, suits, damages, costs and expenses (including, reasonable legal fees and expenses) asserted by any agent, broker or other third party for any commission or compensation of any nature whatsoever based upon the Lease or the Engine, if such claim, suit, damage, cost or expense arises out of any breach by the indemnifying party, its employees or agents of Section 17.1.

IN WITNESS WHEREOF the parties hereto have duly executed and delivered this Common Terms Agreement on the date shown at the beginning of the document.

GE COMMERCIAL AVIATION SERVICES LIMITED

By:

Name:

Title:

CONCESIONARIA VUELA COMPANIA DE AVIACION, S.A. DE C.V.

By:

Name:

Title:

SCHEDULE 1

DEFINITIONS

The following words and expressions have the respective meanings set forth below:

Act means the Federal Aviation Act of 1958, as amended, and as recodified in Title 49 U.S.C. pursuant to public Law 103-272, or any similar legislation of the United States enacted in substitution or replacement thereof.

AD or AD/CN means an airworthiness directive or equivalent issued by the State of Design or the State of Registry.

Affiliate means as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 50% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

After-Tax Basis means in the case of any amount payable on an “After-Tax Basis” to or for the benefit of any Person (including any amount payable pursuant to this definition), after deduction of the net amount of all Taxes required to be paid by such Person with respect to the receipt or accrual by it of such amount (and assuming that such Person is subject to (i) United States federal income tax at the highest marginal statutory rate imposed on corporations in the highest taxable income bracket for the relevant period, (ii) United States state and local income taxes at the composite of the highest marginal statutory rates imposed on such Person for the relevant period, as such composite rate shall be certified by a financial officer of such Person, and (iii) income taxes (if any) imposed by countries outside the United States at the actual rates imposed on such Person), that Person receives the required amount.

Air Authority means the civil aviation authority (howsoever described) of the State of Registry.

Appraisal Procedure means the following procedure for determining the “fair market rental value” of the Engine: (a) Lessor shall, acting reasonably, select two (2) internationally recognized and independent engine appraisers who shall make a determination of “fair market rental value” of the Engine based on customary market practices and procedures, and the “fair market rental value” assessed by such two appraisers shall be averaged to the extent to which there is a difference in the values assessed by such appraisers; and (b) the reasonable fees and expenses of the appraisers shall be paid by Lessee. “Fair market rental value” shall mean the value determined by an appraisal completed on an “as-is” and “where-is” basis which would be obtained in an arm’s length transaction between an informed and willing lessee under no compulsion to lease and an informed and willing lessor in possession and under no compulsion to lease, assuming a lease term equal to the remaining Term of the Lease (determined without reference to any right of Lessor to cancel the leasing of the Engine whether or not such right is exercised).

Business Day means any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York or Mexico City are authorized or required by Law to be closed.

Cape Town Convention means the Convention on International Interests in Mobile Equipment and its Protocol on Matters Specific to Aircraft Equipment, concluded in Cape Town on 16 November 2001.

Certificate of Acceptance means a certificate of acceptance in the form of Schedule 5 (Certificate of Acceptance).

CSN means Engine Cycles since new.

CSO means Engine Cycles since overhaul.

CTA the meaning given in the heading of this Agreement.

Default means any Event of Default or any event or circumstance which, with the giving of notice and/or lapse of time and/or determination of materiality and/or fulfillment of any other condition, would constitute an Event of Default.

Delivery means delivery of the Engine by Lessor to Lessee under the Lease.

Delivery Date means the date on which Delivery occurs.

DER means a designated engineering representative.

Dollars and $ means the lawful currency of the United States.

EASA means the European Aviation Safety Agency.

EMM means the Manufacturer’s Engine Maintenance Manual.

Engine means each Engine as defined in one or more Engine Lease Agreements, including any engine stand and any other equipment related to any Engine as described in and subject to that Engine Lease Agreement and in each case includes all modules and Parts from time to time belonging to or installed in that Engine but excludes any properly replaced Part, title to which has passed to Lessee pursuant to the Lease.

Engine Cycle means operation of an Engine on a Related Airframe from and including a take-off to and including the landing of that Related Airframe.

Engine Documents means the documents, data and records identified in the list attached to the Certificate of Acceptance, and any other documents and records required in connection with Lessee’s obligations under Section 8.8 (Records), and all additions, renewals, revisions and replacements from time to time made to any of the foregoing in accordance with the Lease.

Engine Flight Hour means each hour or part thereof an Engine is operated, elapsing from the moment the wheels of a Related Airframe on which such Engine is installed leave the ground until the wheels of such Related Airframe next touch the ground.

Engine Lease Agreement means an Engine Lease Agreement entered, or to be entered into, between Lessor and Lessee with respect to an Engine and any related equipment as further described therein.

Engine Refurbishment means, with respect to any Engine, the complete visual inspection and repair as necessary in accordance with the shop manual of the combustion section of an Engine in an engine repair/overhaul station, including, (without limitation) complete unsticking of the high pressure turbine and low pressure turbine (including both high and low compressors); complete visual inspection, de-blading of discs as required; visual inspections of all discs; verification that all snap diameters on discs are within limits; inspection of all blades for proper chord dimensions and cracking; repair or replacement of all blades below minimums; inspection and repair of stators as necessary; blade-up of discs using new lock plates; assembly of rotors in the turbine; balance of all rotors; and installation of rotors in the Engine.] [Modified wording is necessary for Rolls-Royce engines: please refer to Engine Management.]

Equipment Change has the meaning given in Section 8.12 (Equipment Change).

Event of Default means any event or condition specified in Schedule 9 (Events of Default).

Event of Loss means with respect to any Engine:

(a)	the actual or constructive, compromised, arranged or agreed total loss of the Engine; or

(b)	the Engine being destroyed, damaged beyond reasonable economic repair as determined by Lessor (acting reasonably) or permanently rendered unfit for normal use for any reason whatsoever; or

(c)	the Engine being condemned, confiscated or requisitioned for title, or title to the Engine being otherwise compulsorily acquired by the government of the State of Registry or any other Government Entity, but excluding requisition for use not involving requisition of title; or

(d)	the Engine being hijacked, stolen, confiscated, detained, seized, condemned or requisitioned for use or hire for the lesser of (i) a period of more than 30 days (or 90 days in the case of requisition for use or hire by the government of the State of Registry) or (ii) a period equal to or exceeding the remaining balance of the Term; or

(e)	as a result of any rule, regulation, order or other action by the FAA or the Air Authority the use of the Engine by Lessee or any Permitted Sub-Lessee shall have been prohibited for a period of twelve (12) consecutive months.

Expiry Date means the Scheduled Expiry Date or, if earlier (i) the date when Lessor acting in accordance with the provisions of the Lease, terminates the leasing of the Engine to Lessee under the Lease, or (ii) subject to the provisions of Section 11.1 (Events of Loss) and 11.2 (Requisition), the date when Lessor receives the Agreed Value together with any other amounts then due and unpaid under the Lease and the Other Agreements following an Event of Loss; provided, that if the Term is extended pursuant to Section 12.2 (Non-Compliance), the Expiry Date shall be extended to the date to which the Term is extended pursuant to Section 12.2.

FAA means the Federal Aviation Administration of the United States and any successor thereof.

FAR means the Federal Aviation Regulations set forth in Title 14 of the United States Code of Federal Regulations, as amended and modified from time to time.

FAR Part 121 means Part 121 of the FAR, as amended or modified from time to time.

FAR Part 145 means Part 145 of the FAR, as amended or modified from time to time.

Final Inspection has the meaning given in Section 1.1 of Schedule 6 (Procedures and Operating Condition at Redelivery).

Financial Indebtedness means any indebtedness in respect of:

(a)	moneys borrowed or raised;

(b)	any liability under any debenture, bond, note, loan stock, acceptance, documentary credit or other security;

(c)	the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession (exclusive of trade payables); or

(d)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of the above.

Financial Information means:

(a)	as soon as available but not in any event later than 60 days after the last day of each fiscal quarter of Lessee, the consolidated financial statements of Lessee (consisting of a balance sheet and statements of operations and of retained earnings and cash flows) prepared for the most recent previous fiscal quarter certified by a qualified financial officer of Lessee as being true and correct and fairly presenting its financial condition and results of operation in accordance with GAAP (subject to year-end adjustments); and

(b)	as soon as available but not in any event later than 120 days after the last day of each fiscal year of Lessee, the audited combined financial statements of Lessee (consisting of a balance sheet and statements of operations and of retained earnings and cash flows), prepared for the fiscal year then most recently ended certified by the independent auditors of Lessee without qualification.

Financing Statements means UCC Financing Statements in respect of the Lease and the Engines leased thereunder prepared in a form acceptable for filing with the applicable Government Entities in the state in which Lessee’s chief executive office is located (as the term “chief executive office” is defined in Article 9 of the UCC as in effect in such state) and such other jurisdictions as Lessor shall reasonably require.

FOD means foreign object damage.

GAAP means, unless otherwise agreed by Lessor and Lessee in writing, generally accepted accounting principles in the United Mexican States.

GE Capital means General Electric Capital Corporation.

GECAS means either or both of GE Commercial Aviation Services, LLC and GE Commercial Aviation Services Limited.

Government Entity means (a) a national government, political subdivision thereof, or local jurisdiction therein; (b) any instrumentality, board, commission, court, or agency of any of the above, however constituted; and (c) any association, organization, or institution of which any of the above is a member or to whose jurisdiction any thereof is subject or in whose activities any of the above is a participant.

Guarantee means, if applicable, a guarantee in form and substance reasonably acceptable to Lessor, and references to the Guaranty include any replacement or re-issued guaranty.

Habitual Base means the location of the Engine’s primary base of operation, as specified in the Engine Lease Agreement.

IFSD means in-flight service difficulty.

Insurance means the insurance in respect of the Engine in form and substance satisfactory to Lessor, and includes any insurance and reinsurance required by Section 9 (Insurance) and Schedule 7 (Insurance Requirements).

International Registry means the registry established pursuant to the Cape Town Convention.

Law means and includes (a) any statute, decree, constitution, regulation, order, judgement or other directive of any Government Entity; (b) any treaty, pact, compact or other agreement to which any Government Entity is a signatory or party; (c) any judicial or administrative interpretation or application of any Law described in (a) or (b) above; and (d) any amendment or revision of any Law described in (a), (b) or (c) above.

Lease means an Engine Lease Agreement for an Engine (of which this CTA forms a part), any schedules or documents executed pursuant to the Schedules hereto or pursuant to the Engine Lease Agreement, any Lease Supplement to the Lease, and any side letters related to the Lease.

Lease Termination means a Certificate of Lease Termination, substantially in the form of Schedule 10 (Form of Lease Termination Certificate).

Lessee Conditions Precedent means the conditions specified in Part B of Schedule 3 (Conditions Precedent).

Lessor Conditions Precedent means the conditions specified in Part A of Schedule 3 (Conditions Precedent).

Lessor Lien means any Security Interest whatsoever from time to time created by Lessor or Owner in connection with the financing of the Engine, including the Financing Documents, and any other Security Interest in the Engine which results from acts or omissions of or claims against Lessor or Owner that do not relate to the transactions contemplated by the Lease and is not attributable to Lessee.

Lessor Taxes means Taxes for which Lessee is not obligated to indemnify Lessor and/or Owner and/or a Financing Party as provided in Section 5.8 (Lessor Taxes).

Letter of Credit means any letter of credit issued in relation to the Lease pursuant to Section 5.14 (Letter of Credit) and any replacement or renewal of that letter of credit.

Line Maintenance means with respect to any Engine, routine scheduled line maintenance of any Engine, including without limitation, preventive maintenance tests, system checks and related necessary work as recommended by Manufacturer or required by the Air Authority.

LLP means life limited Parts.

Losses means any and all cost, expense (including any and all reasonable legal fees and expenses and the fees and expenses of other professional advisers), claims, proceedings, losses, liabilities, obligations, damages (whether direct, indirect, special, incidental or consequential), suits, judgements, fees, penalties or fines (whether criminal or civil) of any kind or nature whatsoever, including any of the foregoing arising or imposed with or without any Indemnitee’s fault or negligence, whether passive or active or under the doctrine of strict liability.

Maintenance Adjustment means an amount as specified in the Engine Lease Agreement in respect of Engine Supplemental Rent and Engine LLP Supplemental Rent.

Maintenance Contributions means, as and if applicable, all amounts payable by Lessor pursuant to Section 7.2 (Maintenance Contributions).

Maintenance Performer means such Person as is approved by the Air Authority to perform maintenance and/or modification services on commercial aircraft engines, which Person shall be agreed by Lessee and Lessor to have recognized standing and experience, and suitable facilities and equipment to perform such services on aircraft engines of the same or improved model as the Engines.

Maintenance Program means an Air Authority and FAA approved maintenance program for the Engine in accordance with the Manufacturer’s specifications, service bulletins, planning documents, maintenance manuals and documents and encompassing scheduled maintenance, condition-monitored maintenance, and/or on-condition maintenance of Engines and Parts, including servicing, testing. preventive maintenance, repairs, structural inspections, system checks, overhauls, approved modifications, engineering orders, ADs, corrosion control, inspections and treatments.

Manufacturer means the manufacturer of each Engine or any separate item of Equipment as identified in Schedule A to each Engine Lease Agreement.

MPD means Manufacturer’s Maintenance Planning Document.

Nameplate Inscription means the inscription to be included on the Nameplates as reasonably requested by Lessor from time to time.

Nameplates means the fireproof plates to be installed on the Engine in accordance with Section 8.6(a).

OEM means, in relation to any Part, the original equipment manufacturer of such Part.

Other Agreements means any aircraft, engine or spare parts related lease or financing agreement or other agreement (including an aircraft, engine or spare parts related loan, hire purchase, conditional sale, credit sale or security agreement) from time to time entered into between Lessor (or any Subsidiary, Associate or Affiliate of Lessor), on the one hand, and Lessee on the other hand.

Part means, whether or not installed on any Engine:

(a)	any component, module, furnishing or equipment (other than a complete Engine or engine) incorporated or installed in or attached to or furnished with the Engine on the Delivery Date or thereafter if paid for or otherwise provided by or on behalf of Lessor; and

(b)	any other component, furnishing or equipment (other than a complete Engine or engine), with effect from the time when title thereto has passed to Owner pursuant to the Lease;

(c)	but excludes any such items title to which has passed to Lessee pursuant to the Lease.

Part 121 or FAR Part 121 means Part 121 of the FAR, as amended or modified from time to time.

Permitted Lien means:

(a)	any lien for Taxes not assessed or, if assessed, not yet due and payable, or being diligently contested in good faith by appropriate proceedings;

(b)	any lien of a repairer, mechanic, hangar-keeper, airport or air navigation authority or other similar lien arising in the ordinary course of business by operation of Law in respect of obligations which are not overdue or are being diligently contested in good faith by appropriate proceedings;

(c)	any Lessor Lien;

(d)	the rights of Lessor and Lessee respectively under the Lease; and

(e)	rights of others under any sub-lease or arrangements to the extent expressly permitted under Section 8.4 (Subleasing);

but only if (in the case of both (a) and (b)) (i) adequate reserves have been provided by Lessee for the payment of such Faxes or obligations; and (ii) such proceedings, or the continued existence of the lien. do not give rise to any risk of the sale, forfeiture or other loss of the Engine or any interest therein or of criminal liability on the part of Lessor or Owner.

Permitted Sub-Lease means any sub-lease of the Engine to a Permitted Sub-Lessee to which Lessor has consented as provided for in Section 8.4(a) (Subleasing).

Permitted Sub-Lessee means any sub-lessee of the Engine to which Lessor has consented as provided in Section 8.4(a) (Subleasing).

Person means any individual person, any form of corporate or business association, trust, Government Entity, or organization or association of which any of the above is a member or a participant.

Pre-Delivery Procedure means the procedure leading to Delivery as specified in Schedule 4 (Pre-Delivery Procedures and Delivery Condition Requirements).

Protocol means the Protocol to the Cape Town Convention On Matters Specific To Aircraft Equipment signed in November 2001, which is sometimes also referred to as the “Aircraft Equipment Protocol.”

QEC means quick engine change kits as specified in the Engine Lease Agreement.

Recognition of Rights Agreement means an executed acknowledgement substantially in the form of Schedule 11 (Recognition of Rights Agreement).

Regulations means any Law or regulation, official directive or recommendation, mandatory requirement, or contractual undertaking, or airworthiness requirements or limitations, which applies to Lessee or the Engine and any Law or regulation, official directive or recommendation or mandatory requirement which applies to Lessor, Owner, Financing Parties’ Representative or GECAS.

Related Airframe means with respect to any Engine, the airframe, of the Related Airframe Type, on which such Engine is, or is to be, installed, as identified in the Engine Lease Agreement or otherwise, but such airframe shall be a Related Airframe only so long as the Engine is so installed thereon, being installed thereon or being removed therefrom.

Related Airframe Type has the meaning given in the Engine Lease Agreement.

Rental Period means each period ascertained in accordance with Section 5.2 (Rental Periods).

Rent Date means the first day of each Rental Period.

Required LC Expiry Date means the date being ninety-one (91) days after the Expiry Date.

Return Occasion means the date on which the Engine is redelivered to Lessor in accordance with Section 12 (Return of Engines).

SB means service bulletin.

Scheduled Delivery Date is defined in the Engine Lease Agreement or, if no such date is defined therein, the date notified to Lessee by Lessor pursuant to Section 4.1(a).

Scheduled Delivery Month is defined in the Engine Lease Agreement.

Security Interest means any mortgage, chattel mortgage, security interest, charge, pledge, lien, conditional sale agreement, title retention agreement, equipment trust agreement, encumbrance, assignment, hypothecation, right of detention, right of set-off or any other agreement or arrangement having the effect of conferring security.

State of Design means the state having jurisdiction over the Person responsible for the type design of the Engine or Part.

State of Incorporation means the state of organization of the applicable Person as identified in the heading of the Engine Lease Agreement.

State of Registry means the state of registry of any Related Airframe as defined in the Engine Lease Agreement.

Subsidiary means:

(a)	in relation to any reference to financial statements, any Person whose financial statements are consolidated with the accounts of Lessee in accordance with GAAP; and

(b)	for any other purpose, an entity from time to time of which another has direct or indirect control or owns directly or indirectly more than 50 percent of the voting share capital or similar equity interests.

Supplemental Rent means, as and if applicable, all amounts payable under the Lease in respect of each of Engine Supplemental Rent and Engine LLP Supplemental Rent.

Taxes means any and all present and future taxes, duties, withholdings, levies, assessments, imposts, fees and other governmental charges of all kinds (including any value added or similar tax and any stamp, documentary, license, registration or similar fees or tax) imposed by a Government Entity, together with any penalties, fines, surcharges and interest thereon and any additions thereto.

Technical Report means a monthly report of the Engine Flight Hours and Engine Cycles operated by the each Engine in respect of each calendar month in the form reasonably required by Lessor.

Term means the period commencing on the Delivery Date and ending on the Expiry Date.

TSN means time (Engine Flight Hours) since new.

TSO means time (Engine Flight Hours) since overhaul.

UCC means the Uniform Commercial Code as in effect in the State of New York.

United States means the United States of America.

U.S.C. means the United States Code.

The terms Ad Compliance Period, Agreed Value, Annual Supplemental Rent Adjustment, Assumed Ratio, Damage Notification Threshold, Deductible Amount, Delivery Condition Requirements, Deposit, Delivery Location, Discount Rate, Engine Cycles Restriction, Engine Flight Hours Restriction, Engine LLP Supplemental Rent, Engine Supplemental Rent, Final Delivery Date, Financing Documents, Financing Parties, Financing Parties Representative, Guarantor, Indemnitee, Interest Rate, Lessee, Lessor, Lessor’s Account, Manufacturer, Minimum Component Calendar Life, Minimum Engine Cycles, Minimum Engine Flight Hours, Minimum Liability Coverage, Modification Approval Amount, Owner, Pre-Approved Bank, Pre-Approved Sub-Lessee, Redelivery Location, Rent, Rent Commencement Date, Scheduled Delivery Date, Scheduled Delivery Month, Scheduled Expiry Date, Spares Deductible Amount, and Tax Indemnitee are all defined in the Engine Lease Agreement.

SCHEDULE 2

REPRESENTATIONS AND WARRANTIES

1.1	Lessee’s Representations and Warranties

Lessee’s representations and warranties to Lessor as of the date of execution of the Lease and the Delivery Date are as follows:

(a)	Status: It is duly organized as a company (sociedad anónima de capital variable), validly existing and in good standing (according to all Regulations applicable to Lessee) in its State of Incorporation.

(b)	Licenses: It is an air carrier with a concession to transport passengers, mail and cargo throughout Mexico on scheduled flights, is registered, licensed or otherwise certified by the Ministry of Communication and Transportation (Secretaría de Comunicaciones y Transportes) authorizing it to engage in such air transportation.

(c)	Non-Conflict: Execution, delivery and performance of the Lease do not contravene or breach any Regulation applicable to Lessee.

(d)	Power and Authority: It has all corporate and other power and authority to execute, deliver and perform the Lease, and the Lease has been duly authorized, executed and delivered by Lessee.

(e)	Legal Validity: The Lease is its legal, valid and binding obligation, enforceable against Lessee in accordance with its terms, except to the extent the same may be limited by insolvency, bankruptcy, moratorium and other laws affecting creditors’ rights in general and general principles of equity.

(f)	No Event of Default: No Event of Default has occurred and is continuing or would occur because of Delivery.

(g)	Litigation: It is not involved in any litigation or other dispute which, if adversely determined, would materially and adversely affect its financial condition or its ability to perform its obligations under the Lease.

(h)	Financial Information: Its audited financial statements most recently delivered to Lessor:

(i)	have been prepared in accordance with GAAP; and

(ii)	are true and correct and present fairly the financial condition and results of operations of Lessee as at the date thereof and for the period then ending.

(i)	Full Disclosure: Neither the audited financial statements referred to in paragraph (g) nor any other financial, operational or credit related information provided to Lessor by Lessee for the purposes of the Lease contains as of the date thereof any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which they were made.

(j)	Location: Lessee’s chief executive office (as that term is defined in Article 9 of the UCC) is located at the address set forth in the heading of the Engine Lease Agreement; and the records of the Lessee concerning the Engine are maintained at such chief executive office or at the Habitual Base of the Engine.

(k)	Material Adverse Change: there has been no material adverse change in the financial condition or operations of Lessee or in the ability of Lessee to comply with its obligations under the Lease since the date of the financial statements most recently provided to Lessor on or prior to the date of the Engine Lease Agreement.

1.2	Lessor’s Representations and Warranties

Lessor’s representations and warranties to Lessee as of the date of execution of the Lease and the Delivery Date are as follows:

(a)	Status: It is duly organized, validly existing and in good standing in its State of Incorporation and is an Affiliate of GE Commercial Aviation Services Limited.

(b)	Non-Conflict: Execution, delivery and performance of the Lease do not contravene or breach any Regulation applicable to Lessor.

(c)	Power and Authority: It has all corporate and other power and authority to execute, deliver and perform the Lease, and the Lease has been duly authorized, executed and delivered by Lessor.

(d)	Legal Validity: The Lease is its legal, valid and binding obligation, enforceable against Lessor in accordance with its terms.

SCHEDULE 3

CONDITIONS PRECEDENT

Part A - Lessor Conditions Precedent

The conditions precedent to Lessor’s obligation to deliver and to commence the leasing of the Engine are as follows. All documents delivered to Lessor pursuant to this Schedule 3 will be in English, or if not in English will be accompanied by a certified English translation:

1.1	Preliminary Conditions

Lessor will receive from Lessee, prior to the Scheduled Delivery Date, each of the following, reasonably satisfactory in form and substance to Lessor:

(a)	Opinion(s): if requested by Lessor, forms of the opinion(s) substantially conforming to Schedule 8 (Form of Lessee’s Legal Opinion) that will be issued on the Delivery Date by legal counsel(s) reasonably acceptable to Lessor (which Lessor agrees may be Lessee’s in-house counsel) with respect to the laws of the State of Incorporation, the State of Registry and, if different from the preceding jurisdictions, the Habitual Base and the state where Lessee is situated (as provided in Article 4 of the Cape Town Convention), including filing for due recordation of the Lease and the Financing Documents and filing of notice in the International Registry, if applicable;

(b)	Approvals: (i) evidence that Lessee has elected to consider the Engine as part of its assets for the purpose of the Mexican Asset Tax Law (Ley del Impuesto al Activo), in the form of a letter from Lessee to the Mexican Ministry of Finance and Public Credit in which Lessee makes such election, file-stamped to evidence receipt by such Ministry; and (ii) evidence of issue of all other applicable approvals, licenses and consents, if any, which are required in relation to, or in connection with the performance by Lessee of any of its obligations under the Lease;

(c)	Import: evidence that any required license, and all customs formalities, relating to the import of the Engine into the Habitual Base have been obtained or complied with, and that the import of the Engine into the Habitual Base is exempt from Taxes;

(d)	Process Agent: a letter from the process agent appointed by Lessee in the Lease accepting that appointment, together with a copy of a power of attorney granted by Lessee to each such process agent in accordance with the requirements of Mexican law empowering such process agent to accept process on behalf of Lessee in connection with any legal proceeding in substantially the form of Schedule 13 (which copy shall be certified by an officer of Lessee as a true and complete copy of the power of attorney);

(e)	Licenses: copies of Lessee’s air transport license;

(f)	Title: copies of the historical bills of sale for the Engine establishing valid title thereto;

(g)	UCC: Financing Statements with respect to the Lease and, if applicable, the Engine in a form reasonably acceptable to Lessor shall have been delivered by Lessee to Lessor and Lessee hereby authorizes Lessor to file such Financing Statements duly completed in accordance with the terms of the Lease with the appropriate authority in each jurisdiction reasonably required by Lessor;

(h)

Deregistration Authorisation: a notarised and legalized Power of Attorney substantially in the form of Schedule 12A and, if the Cape Town Convention including Article XIII of the Protocol is applicable to this Lease, an irrevocable deregistration and export request authorisation substantially in the form of Schedule 12B attached in each case (in both English and Spanish) duly executed by Lessee and each shall comply with the requirements of Mexican law and where necessary or advisable, shall be filed, registered and/or recorded with the appropriate authorities;

(i)	Letter of Credit (if applicable): the form of the Letter of Credit;

(j)	General: such other documents as Lessor may reasonably request.

1.2	Final Conditions

(a)	Final Documents: Lessor shall receive on or before the Delivery Date each of the following:

(i)	Certificate of Acceptance and Engine Lease Agreement: each of the Certificate of Acceptance and Engine Lease Agreement, dated and fully completed, and executed by Lessee, and, in the case of the Engine Lease Agreement, filed (together with the CTA) for recording at the Air Authority ;

(ii)	Opinions: a signed original (or facsimile transmission thereof) of each of the opinions referred to in Section 1.1(a) of this Schedule 3, dated the Delivery Date;

(iii)	Payments: all sums due to Lessor under the Lease on or before the Delivery Date, including the first payment of Rent and, if applicable, the balance of the Deposit;

(iv)	Insurance: certificates of insurance, an opinion and undertaking from Lessee’s insurance broker and other evidence reasonably satisfactory to Lessor that Lessee is taking the required steps to ensure due compliance with the provisions of the Agreement as to Insurance with effect on and after the Delivery Date;

(v)	Financial Information: the latest Financial Information of Lessee requested by Lessor;

(vi)	Letter of Credit (if applicable): the Letter of Credit;

(vii)	Guarantee (if applicable): the Guarantee, duly executed and delivered by the Guarantor, and an opinion of legal counsel acceptable to Lessor (which Lessor agrees may be Lessee’s in-house counsel) in respect of the Guarantee in form and substance reasonably acceptable to Lessor and its legal counsel;

(viii)	Lessee’s Maintenance Program: such information and documents relating to the Lessee’s Maintenance Program as Lessor may reasonably require;

(ix)	Filings: evidence that on the Delivery Date all filings, registrations, recordings and other actions have been or will be taken which are necessary or advisable to ensure the validity, effectiveness and enforceability of the Lease and to protect the interests of Owner and, if applicable, the Financing Parties in the Engine or any Part and in the Lease, with notice thereof filed in the International Registry, if applicable;

(x)	Acknowledgement and Agreement re Assignment (if applicable): an acknowledgement of and certain agreements with respect to the assignment by Lessor of this Lease to Owner and Financing Parties’ Representative in the form previously provided to Lessee or as Owner or Financing Parties Representative may otherwise reasonably request; and

(xi)	Purchase Agreement: if applicable, the Purchase Agreement relating to the purchase by Lessor of the Engines from Lessee has been duly executed and delivered, the delivery condition requirements have been satisfied in full and no default or breach of such Agreement has occurred or is continuing.

(b)	Representations/Warranties: the representations and warranties of Lessee in Schedule 2 (Representations and Warranties) shall be true and correct in all material respects, and would be true and correct in all material respects if repeated on Delivery; and

(c)	No Event of Default: no Event of Default shall have occurred and be continuing on Delivery or could reasonably be expected to result from the leasing of the Engine to Lessee under the Lease.

1.3	Conditions Subsequent to be satisfied by Lessee

Lessee shall comply with the following conditions subsequent:

(a)	No later than thirty (30) Business Days from the Delivery Date but prior to the operation of the Engine, provide evidence that Lessee has added the Engine to its fleet;

(b)	No later than thirty (30) Business Days from but not including the Delivery Date, Lessee shall provide to Lessor evidence that Lessee has received all required import licenses and customs clearances relating to the import of the Engine into the Habitual Base, which evidence shall include, but not be limited to, a copy of the temporary import license for the Engine (pedimento de importación);

(c)	No later than forty-five (45) Business Days from the Delivery Date, Lessee shall provide Lessor with evidence reasonably satisfactory to Lessor that the Lease has been filed with the Air Authority and as soon as the same shall become available, Lessee shall provide Lessor with a certified true copy of the Air Authority’s confirmation of the registration of the Lease; and

(d)	Prior to installing the Engine on any Related Airframe, Lessee shall obtain from any person to whom possession of an Engine is given, and from the lessor of any Related Airframe and from any holder of a Security Interest in any Related Airframe, a Recognition of Rights Agreement unless the applicable lease/security document relating to such Related Airframe contains a provision whereby the lessor and/or owner of the Related Airframe recognize the rights of lessors and owners of spare engines attached from time to time on the Related Airframe, subject to such provision being disclosed to Lessor and being acceptable to Lessor in its reasonable discretion prior to such installation occurring. In addition, Lessee shall provide Lessor with a copy of the Certificate of Airworthiness and Registration for each Related Airframe prior to installation of the Engine on such Related Airframe.

Part B - Lessee Conditions Precedent

The conditions precedent to Lessee’s obligation to accept and to commence the leasing of the Engine are as follows. All documents delivered to Lessee pursuant to this Schedule 3 will be in English.

(a)	Final Documents: Lessee shall receive on or before the Delivery Date for the Engine each of the following:

(i)	Engine Lease Agreement: the applicable Engine Lease Agreement, dated and executed by Lessor and filed (together with the CTA) for recording at the Air Authority; and

(ii)	Acknowledgement re Quiet Enjoyment: if Lessee is required to deliver an acknowledgement of or agreement with respect to the assignment by Lessor of the Lease to Owner or Financing Parties’ Representative, an agreement by each such Person (Owner, Financing Parties’ Representative or both, as the case may be) as to itself to the effect set forth in Section 7.1 (Quiet Enjoyment);

(b)	Representations/Warranties: the representations and warranties of Lessor in Schedule 2 (Representations and Warranties) shall be true and correct in all material respects, and would be true and correct in all material respects if repeated on Delivery; and

(c)	Delivery Condition Requirements: tender by Lessor of delivery of the Engine incompliance with the Delivery Condition Requirements.

SCHEDULE 4

PRE-DELIVERY PROCEDURES AND DELIVERY CONDITION

REQUIREMENTS

1.	Licenses

(a)	It is the responsibility of Lessee to obtain all licenses, permits or approvals necessary to export or transport the Engine from the Delivery Location.

(b)	Lessor will provide Lessee with any required data and information relating to the Engine or Lessor as are reasonably available to Lessor for the purposes of obtaining any such licenses, permits or approvals.

2.	Inspection

(a)	Subject to any applicable lease agreement or purchase agreement, Lessee may inspect the Engine (including a test cell or power assurance run) to ensure that the Engine fulfils the Delivery Condition Requirements.

(b)	If Lessee’s inspection of the Engine shows that the Engine does not fulfil the Delivery Condition Requirements, Lessor will correct any defects and make the Engine available for re-inspection by Lessee provided that, in Lessor’s reasonable opinion, it is not impracticable or prohibitively expensive to correct the defect.

(c)	If Lessor notifies Lessee that it does not intend to correct the defect, either party may terminate the Lease.

If the Engine has been purchased from Lessee (or one of its Affiliates) by Owner and immediately leased back by Lessor to Lessee, the provisions of this Section 2 shall not apply to the leasing of the Engine.

3.	Indemnity

Lessee is responsible for and will indemnify each Indemnitee against all Losses arising from death or injury to any observer, representative or any employee of Lessee in connection with the inspection of the Engine whether or not such Losses arise out of or are attributable to any act or omission, negligent or otherwise, of any Indemnitee other than the wilful misconduct of such Indemnitee.

SCHEDULE 5

CERTIFICATE OF ACCEPTANCE

This Certificate of Acceptance is delivered, on the date set out below by [LESSEE] (“Lessee”), to [Name of Lessor] (“Lessor”), pursuant to the Common Terms Agreement, dated                     , between Lessor and Lessee and the Engine Lease Agreement, dated                     , between Lessor and Lessee incorporation the terms of the Common Terms Agreement (the “Agreement”). The capitalized terms used in this Certificate shall have the meaning given to such terms in the Agreement.

1.	DETAILS OF ACCEPTANCE

Lessee hereby confirms to Lessor that Lessee has at [    ] o’clock on this      day of         ,         , at                     , accepted delivery of the following:

(a)	[ ] Engine:

Manufacturer’s Serial Number:

(b)	Engine Document Check List: as attached hereto.

(c)	QEC Check List: as attached hereto.

(d)	LRU Check List: as attached hereto.

(e)	Other Accessories Check List: as attached hereto.

(f)	Engine stand/Engine cover: as attached hereto.

(g)	Data Plate certification: as attached hereto.

2.	HOURS AND CYCLES DATA (as of Delivery Date)

Engine:

Number of Engine Flight Hours since new:          hours

Number of Engine Flight Hours since last refurbishment:          hours

Number of Engine Flight Cycles since new:          cycles

Number of Engine Flight Cycles since last refurbishment:          cycles

Risk Sheet:

Hot Section Inspection:

Interval:

Time	Since (S/N ):

Time	Remaining to First Restriction:

Hours:	Restriction:
Cycles:	Restriction:

Average Cycles in LLP (see attached Schedule):

3.	ACCEPTANCE:

Lessee hereby confirms that the Engine, engine stand, QEC, Parts and Engine Documents described in this Certificate of Acceptance have been received; (ii) the Engine has been duly marked with the Nameplate in accordance with the terms of Section 8.6(a) of the Lease; (iii) the Engine is insured as required by the Lease; (iv) the representations and warranties of Lessee referred to in Section 2.1 (Lessee’s Representations and Warranties) of the Lease are hereby repeated with effect as of the date first above written; (v) having inspected the Engine, Lessee acknowledges that the Engine satisfies all conditions required for Lessee’s acceptance of delivery as set forth in the Lease; and (vi) the execution and delivery of this Certificate signifies absolute and irrevocable acceptance by Lessee of the Engine for all purposes hereof and of the Lease.

IN WITNESS WHEREOF, Lessee and Lessor have, by their duly authorized representative, executed this Certificate of Acceptance on the date in paragraph 1 above.

LESSEE:	LESSOR:

By:	By:
Title:	Title:

SCHEDULE 6

PROCEDURES AND OPERATING CONDITION AT REDELIVERY

(Engines)

On the Return Occasion of the Engine, subject to ordinary wear and tear of a kind and to an extent consistent with similar engines engaged in commercial airline operations, will be redelivered to Lessee in accordance with the proved ores and in any event in the condition set out below.

1.1	Final Inspection

Immediately prior to the Return Occasion, Lessee will make the Engine available to Lessor for inspection (“Final Inspection”) in order to verify that the condition of the Engine complies with the Lease. The Final Inspection will include, and be long enough to permit Lessor to:

(a)	inspect the Engine Documents;

(b)	observe a test cell run or an engine maximum power assurance run, at Lessor’s option, in accordance with the EMM, at Lessee’s cost;

(c)	following the test cell run or the engine maximum power assurance run, inspect the Engine and the uninstalled Parts, including a complete video borescope inspection of all stages of (A) the low pressure and high pressure compressors (performed by cold section video borescope) and (B) the high pressure turbine and low pressure turbine modules (performed by hot section video borescope).

Furthermore, Lessee acknowledges that the next operator of the Engine will need to inspect the Engine and the Engine Documents prior to redelivery and Lessee hereby agrees to cooperate with Lessor and/or such next operator in order to coordinate and grant access for inspections and/or meetings as necessary.

Lessor is responsible for and will indemnify Lessee against all Losses arising from the death or injury to an observer or any employee of Lessor in connection with the inspection of the Engine under this Clause 1.1 whether or not such Losses arise out of or are attributable to any act or omission, negligent or otherwise of Lessee.

1.2	General Condition

The Engine will:

(a)	be in at least as good operating and physical condition, excluding normal wear and tear, as when delivered to Lessee by Lessor, subject to ordinary operating wear and tear and changes and alterations properly made by Lessee as permitted under, and otherwise in accordance with, the Lease. The Engine will have been maintained to at least the same standard and modification status as other similar engines within Lessee’s fleet. The Engine will be free of any concessions, technical variances, repairs or modifications not approved by Manufacturer, maintenance deferrals, carry-overs, extensions or any on-watch items requiring a special, reduced period or out of sequence inspection or maintenance;

(b)	have a valid certificate of airworthiness and export certificate of airworthiness, if applicable;

(c)	be fully serviceable as evidenced by a FAA/EASA approved serviceability tag in accordance with the Maintenance Program and an FAA 8130-3 or JAR Form 1;

(d)	be in such condition as to permit the immediate use in commercial airline service under the current regulations of the FAA and EASA (including FAA/EASA shop release documentation if requested by Lessor);

(e)	have complete back to birth records acceptable to Lessor (acting reasonably) available for all LLP and components;

(f)	have engine trend monitoring data evidencing no adverse trends or rate of deterioration or operating abnormality which would require corrective action or a shop visit in advance of next scheduled shop visit;

(g)	have an incident statement signed by Lessee which shall be substantially in the form set out in Schedule 10;

(h)	be operating within the limits established by Manufacturer;

(i)	be in compliance (either by means of repetitive inspection, modification or terminating action) with the FAA/EASA and Air Authority’s ADs and mandatory SBs the compliance with which is required on or before the date Lessor accepts redelivery or completion on or before the 6th month following Lessor’s acceptance of redelivery, accompanied by records showing the method and date of compliance and compliance documents showing accomplishment with no variance, extension, carry-overs or deferrals (other than those variances, extensions or deferrals which are applicable to all engines of like make and model as the Engine, if any). Any airworthiness directives of the Air Authority, EASA or FAA which must be completed on a terminating action basis during the Term by the Lessee or are completed on a terminating action basis by Lessee on other engines of the same type in its fleet will be performed on a terminating action basis by Lessee at Lessee’s cost;

(j)	have installed the full complement of equipment, parts, accessories, furnishings and loose equipment, including, but not limited to, QEC and engine build up (EBU) parts, if any, as when originally delivered to Lessee and as normally installed in the Engine for continued regular service, and will be in the same external configuration as when originally delivered to Lessee except for any manufacturer, EASA, FAA approved modifications or improvements or any other Engine changes permitted or required by the Lease;

(k)	have no open, deferred, continued, carry over or placarded log book items; and

(l)	have the Nameplate in accordance with the provisions of the Lease.

1.3	Components

(a)	Each Engine Flight Hour and Engine Cycle controlled Hard Time Component shall have not less than the Minimum Hard Time Component Flight Hours and the Minimum Hard Time Component Cycles of life remaining to the next expected Engine Refurbishment based on the Manufacturer’s mean time between removals for such Engine and shall be supported by appropriate certification documentation indicating TSN, CSN, TSO and CSO such as JAR form 1 or FAA form 8130-1; for this purpose “Hard Time Component” means any component which has a limited on-wing life in accordance with the Maintenance Programme and which can have life fully restored through appropriate maintenance;

(b)	Each calendar-limited component including safety equipment will have not less than its Minimum Component Calendar Life remaining to the next scheduled removal in accordance with the Maintenance Program;

(c)	Each “on-condition” and “condition-monitored” component will be serviceable;

If the Engine will not meet these conditions without a shop visit in the six months preceding termination of the Lease, Lessee will consult with Lessor prior to committing the Engine to the shop and Lessor will re-evaluate the requirement for maximum time since shop visit based on the then current circumstances. All components (excluding LLP) shall have a minimum of fifty percent (50%) life remaining (Engine Flight Hours, Engine Cycles or months whichever is applicable and most limiting). Average total time since new on installed components and Parts in the aggregate shall have no more than one hundred ten percent (110%) of the total time on the Engine.

1.4	Engines:

Each Engine will:

(a)	have not less than the Minimum Engine Flight Hours life remaining to the next expected removal and each of the LLPs shall have not less than the Minimum Engine Cycles release life remaining. The expected life remaining will be determined by the inspection and checks accomplished by Lessor in accordance with the Lease;

(b)	be free of all Security Interests, other than Security Interests granted by Lessor;

(c)	have undergone the inspections as set forth in Section 1.1(b) and (c) herein. If any inspection procedure identifies any Engine defect(s), Lessee will immediately notify Lessor in writing, correct such defect(s) at Lessee’s cost and provide evidence satisfactory to Lessor that defects have been corrected in accordance with the EMM and the Maintenance Program;

(d)	be prepared for shipment by (i) capping and plugging all openings, (ii) preserving the Engine for 90 days or more storage and (iii) otherwise preparing the Engine for shipment in accordance with Manufacturer’s recommendations;

(e)	be zero time since the last complete hot and cold section video borescope inspection in accordance with Manufacturer’s and the Related Airframe manufacturer’s maintenance manual and will be in compliance with requirements of the EMM, Lessee’s operations specifications, and the requirements and recommendations of the Air Authority;

(f)	together with installed components, not be subject to any reduced frequency inspections in comparison to the Related Airframe manufacturer’s maintenance manual limits;

(g)	immediately prior to redelivery, will have the required EGT Margin. In addition, the EGT Margin shall be sufficient, and the Engine shall otherwise be in a condition, to permit the operation of the Engine for at least the Minimum Engine Flight Hours and the Minimum Engine Cycles until its next expected Engine Refurbishment. The Engine shall have performance characteristics consistent with engines of a similar manufacturer, made, model, thrust, age and time since performance restoration and, if (i) fresh from an Engine Refurbishment, be zero time since a full parameter test cell run which will demonstrate, including at full take-off power, performance characteristics consistent with Lessee’s approved Related Airframe operating requirements, or (ii) the Engine has been removed from an aircraft immediately prior to redelivery, will have performed a full parameter test cell run or on-wing maximum power assurance run, at Lessor’s election, demonstrating maximum permitted power take-off performance as per Lessee’s Related Airframe operating requirement. In all cases, the engine condition monitoring (ECM) data will be available for Lessor’s review, will cover periods of installation sufficient to have initialized a baseline on the trend plot and will exhibit no abnormal trends or acceleration in the deterioration of the performance of the Engine;

(h)	Lessee will bear all costs of packaging, including the provision of an engine shipping stand, transportation, including the return of the engine stand to Lessee (if applicable), insurance duties, taxes and other costs associated with the return of the Engine, Delivered Duty Paid (Incoterms 2000) to the Redelivery Location. Any vehicles and trailers used for shipment of the Engine shall be air ride equipped. On a given shipment, such vehicle shall be dedicated to the Engine belonging solely to Lessor; except, that (i) the Engine or other related equipment may be off-loaded at the Redelivery Location without disturbing any of the additional items included in such shipment; and (ii) Lessee shall not handle or reposition any of the additional items included in such shipment on such vehicle;

(i)	have no defect which places less than the Engine Flight Hours Restriction and the Engine Cycles Restriction of remaining life, each including in respect of LLPs, pursuant to Manufacturer’s or Air Authority’s requirements until removal.

1.5	Engine Documents:

The Engine Documents will:

(a)	be delivered by Lessee to Lessor, together with the records generated by Lessee and records maintained or obtained, or required to be maintained or obtained, under the applicable rules and regulations of the Air Authority or any other applicable Law. With respect to any Part installed by Lessee during the Term and not removed prior to Redelivery, the records returned to Lessor will include: (i) part number, description and serial number (if Part is serialized); (ii) historical record, including but not limited to (A) serviceability status at installation, (B) for a time-controlled Part, total time and cycles, time and cycles since overhaul as may be applicable, and total time and cycles of the Engine at the time of Part installation, and (C) for an LLP, “back-to-birth” documentation tracing usage of the Part since new. The Engine Documents will be accurate and complete and satisfy all other requirements so as to permit immediate use of the Engine under the rules and regulations of the Air Authority. At minimum, the Engine Documents shall include the following:

1.	Certified statement as to Engine Flight Hours and Engine Cycles since overhaul on each Engine module.

2.	Engine Log Book (as applicable to Lessee’s records keeping system).

3.	Engine Master Record (record of installation and removal and accumulated Engine Flight Hours and Engine Cycles).

4.	Accessory status (including description, part number, serial number, date and time installed, and current time since overhaul).

5.	Record of last overhaul (FAA Form 8130-3 or JAA Form One) for each of the accessory rotables requiring overhaul on a time specified basis.

6.	Repair, overhaul and inspection records for each shop visit since and including the last overhaul of each module.

7.	Documents demonstrating installation and full traceability to new for each LLP.

8.	Engine condition monitoring report.

9.	Most recent engine borescope (if videotaped, include copy of video).

10.	Most recent fuel, oil sampling, magnetic chip detector and vibration survey results (as available).

11.	Most recent on-wing ground performance run.

12.	Last certified test cell run.

13.	Manufacturer delivery documents.

14.	Engine oil used.

15.	Any incidents during operation since last shop visit with action taken (e.g. IFSD/ FOD/ oil loss, etc.).

(b)	Summary Records. Lessee shall cause each of the following Engine Documents to be complete including any update required to reflect work performed in preparation for return to Lessor. Each summary report shall be certified by signature of Lessee’s Director of Quality Assurance or Director of Quality Control as being a complete and accurate description of Engine status at return to Lessor.

1.	AD/CN Applicability and Compliance Status. Listings will include all AD/CNs issued by the Air Authority against the model and series of each item and will clearly identify any exemptions, waivers or alternate means of compliance granted by the Air Authority to the operator. In addition to other pertinent data, the documents shall include Manufacturer’s SB(s) reference, AD/CN and SB revision numbers, method of compliance, date and time (Engine Flight Hours and Engine Cycles) of accomplishment, status (terminated, repetitive, open), and next due.

2.	Manufacturer SB Compliance Summary. Summary will clearly identify whether an SB was completed in full, in part or in variance to manufacturer data and shall detail which portions were accomplished or the nature of any variance.

3.	List of Lessee Modifications Incorporated (EO’s, EA’s, FCD’s, etc.). In addition to other pertinent data, this document shall include operator document reference, description, date and time of accomplishment.

4.	LLP Status Reports. In addition to other pertinent information, this document shall include description, location, manufacturer part number, manufacturer serial number, total time (Engine Flight Hours and Engine Cycles), life limit and time remaining.

5.	Check/Inspection History (record of scheduled checks accomplished during the Term including date and time accomplished).

6.	Complete Status Summary for each special maintenance, modification or inspection program (corrosion prevention and control, supplemental inspection, aging engine, etc.) in effect at time of return.

7.	Time-Controlled Components (TCC) Status Report. This shall address status of each TCC installed in the Engine. The list of TTCs shall be that listed in the MPD plus those listed in the Maintenance Program. In addition to other pertinent information, this document shall include description, location, manufacturer part number, manufacturer serial number, date and Engine time at installation, current time since overhaul (Engine Flight Hours and Engine Cycles), limit, and time remaining.

8.	List of currently installed Parts. In addition to other pertinent information, this document shall include description, location, manufacturer part number, manufacturer serial number, date installed and aircraft time at installation.

(c)	The Engine Documents shall include the following AD/CNs, SBs and Modifications:

1.	AD/CN Accomplishment Records for all AD/CNs accomplished including task cards, engineering orders, drawings, shop cards, etc., as necessary to establish method of compliance, quality control acceptance, and approval authority. Records shall be returned in dedicated AD/CN files segregated by Engine and Parts and shall be in AD/CN number order. Records for AD/CNs requiring repetitive accomplishment of identical action may be restricted to initial and most recent accomplishment.

2.	SB Accomplishment Records for all SBs accomplished on the Engine and Parts including task cards, engineering orders, drawings, shop cards, etc., as necessary to establish method of compliance, quality control acceptance, and approval authority. Records shall be returned in dedicated SB files segregated by the Engine and Parts and shall be in SB number order. Records for SBs requiring repetitive accomplishment of identical action may be restricted to initial and most recent accomplishment. SBs carried out to satisfy AD requirements shall be returned with AD records and need not be duplicated in SB files.

3.	Modification Accomplishment Records for all modifications accomplished on the Engine and Parts including task cards, engineering orders, drawings, shop cards, etc., as necessary to establish method of compliance, quality control acceptance and approval authority. Records shall be returned in dedicated modification files segregated by Engine and Parts and shall be organized in a fashion that allows documents for a particular modification to be located quickly and efficiently. Modifications carried out to satisfy AD/CN requirements shall be returned with AD/CN records and need not be duplicated in modification files.

(d)	The Engine Documents shall include the following Quality Assurance Statements:

1.	Statement of total Engine Flight Flours and total Engine Cycles on the Engine at Engine transfer.

2.	Automated Record System procedures and Security Control (as applicable to Lessee’s records keeping system).

3.	List of Repair Stations used by Lessee including Part 145 Certification and Letter to Repair Stations authorizing release of records to Lessor upon request.

4.	Report detailing Incidents or Accidents (if none, signed statement to that effect).

(e)	The Engine Documents shall include a list of all records and documentation transferred with the Engine.

1.6	Redelivery Acceptance. Upon redelivery as required by the Lease, Lessor will deliver to Lessee the acknowledgement required pursuant to Section 12.4 (Acknowledgement).

SCHEDULE 7

INSURANCE REQUIREMENTS

1.1	Types of Insurance

The Insurances required to be maintained are as follows:

(a)	Hull All Risks of loss or damage while flying, taxiing and on the ground with respect to the Engine on an agreed value basis for the Agreed Value and with a deductible not exceeding the Deductible Amount or such other amount agreed by Lessor from time to time;

(b)	Hull War and Allied Perils, being such risks excluded from the Hull All Risks Policy, to the extent usual and customary from the leading international insurance markets for comparable operators operating similar Engines in similar circumstances;

(c)	All Risks Coverage (including war and allied risk and spares insurance except when on the ground or in transit other than by air as is customarily available) property insurance on all Engines and Parts when not installed on any aircraft, including engine test and running risks, on the basis of their fair market replacement value; provided, however, that Lessee shall carry all risk spares insurance with respect to all Engines subject to an Engine Lease Agreement, which insurance shall include in-transit coverage, covering any damage which may occur while such Engine is in Lessee’s care, custody and control, but not then attached to an aircraft, in a minimum amount not less than the Agreed Value for such Engine, with a deductible not exceeding the Spares Deductible Amount or such other amount agreed by Lessor from time to time; and

(d)	Comprehensive Aircraft Third Party, Property Damage, Passenger, Baggage, Cargo and Mail and Airline General Third Party (including Products) Legal Liability. Coverage for a combined single limit (bodily injury/property damage) of an amount not less than the Minimum Liability Coverage for the time being for any one occurrence (but in respect of products and personal injury liability, this limit may be an aggregate limit for any and all losses occurring during the currency of the policy). War and Allied Risks cover is to be maintained from leading international insurance markets (AVN 52D is the current London market language) and shall be for an amount not less than the greater of (i) the Minimum Liability Coverage and (ii) the amount carried by Lessee in respect of similar aircraft owned or otherwise operated by Lessee.

(e)	Gross Up: When the Engine is installed on an aircraft, the insured agreed value of that aircraft shall be automatically increased by the amount of the Agreed Value for such Engine, and shall be so noted on the insurance certificate.

1.2	Terms of Hull and Spares Insurance

All required hull and spares insurance, so far as it relates to the Engine, will:

(a)	Additional Insureds: name Lessor, Owner, Financing Parties’ Representative and the Person serving as the Financing Parties’ Representative in its individual capacity as additional insureds for their respective rights and interests (without imposing on any such Person any obligation imposed on the insured, including the liability to pay any calls, commissions or premiums);

(b)	Settlement of Losses: provide that any loss will be settled jointly with Lessor and Lessee, and will be payable in Dollars to Lessor, as sole loss payee, for the account of all interests, except where the insurance payment does not exceed the Damage Notification Threshold, and no Default is in existence, in which case the loss will be settled with and paid to Lessee;

(c)	50/50 Provision: if separated Hull “all risks” and “war risks” insurances are arranged, include a 50/50 provision in accordance with market practice (AVS. 103 is the current London market language);

(d)	No Option to Replace: confirm that the insurers are not entitled to replace the Engine in the event of an insured Event of Loss.

1.3	Terms of Liability Insurance

All required liability insurances will:

(a)	Additional Insureds: include each lndemnitee, as additional insureds for its respective rights and interests, warranted, each as to itself only, no operational interest (without imposing on any such Person any obligation imposed on the insured, including the liability to pay any calls, commissions or premiums);

(b)	Severability: include a severability of interests clause which provides that the insurance, except for the limit of liability, will operate to give each insured the same protection as if there was a separate policy issued to each insured; and

(c)	Primary Policy: contain a provision confirming that the policy is primary without right of contribution and the liability of the insurers will not be affected by any other insurance of which Lessor, each lndemnitee or Lessee have the benefit so as to reduce the amount payable to the additional insureds under such policies.

1.4	Terms of All Insurances

All Insurances will:

(a)	Prudent Industry Practice: be in accordance with prudent industry practice of persons operating similar engine in similar circumstances;

(b)	Dollars: provide cover denominated in Dollars;

(c)	Worldwide: operate on a worldwide basis subject to such limitations and exclusions as Lessor may reasonably agree;

(d)	Breach of Warranty: provide that, in relation to the interests of each of the additional assureds, the Insurances will not be invalidated by any act or omission by Lessee, or any other person other than the respective additional assureds seeking protection and shall insure the interests of each of the additional assureds regardless of any breach or violation by Lessee, or any other person other than the respective additional assured seeking protection of any warranty, declaration or condition, contained in such insurances;

(e)	Subrogation: provide that the insurers will hold harmless and waive any rights of recourse or subrogation against the additional insureds. Upon indemnification of an additional insured under Insurance, the insurers may, with the consent of such additional insured (such consent not to be unreasonably withheld) exercise subrogation rights;

(f)	Premiums: provide that the additional insureds will have no obligation or responsibility for the payment of any premiums due (but reserve the right to pay the same should any of them elect so to do) and that the insurers will not exercise any right of set-off, counter-claim or other deduction, by attachment or otherwise, in respect of any premium due against the respective interests of the additional insureds other than outstanding premiums relating to the any Engine or Part the subject of the relevant claim;

(g)	Cancellation/Change: provide that the Insurances will continue unaltered for the benefit of the additional insureds for at least 30 days after written notice by registered mail or telex of any cancellation, change, event of non-payment of premium or installment thereof has been sent by insurer(s) to Lessor, or where an insurance broker is appointed to the insurance broker who shall promptly send on such notice to Lessor, except in the case of war risks for which 7 days (or such lesser period as is or may be customarily available in respect of war risks or allied perils) will be given, or in the case of war between the 5 great powers or nuclear peril for which termination is automatic;

(h)	Initiating Claims: contain a provision entitling any lndemnitee to initiate a claim under any policy in the event of the refusal or failure of Lessee to do so; and

(i)	Indemnities: accept and insure the indemnity provisions of the Lease to the extent of the risks covered by the policies.

1.5	Deductibles

Lessee shall be responsible for any and all deductibles under the Insurances.

1.6	Application of Insurance Proceeds

The Insurances will be endorsed to provide for payment of proceeds as follows:

(a)	Event of Loss: all insurance payments received as the result of an Event of Loss occurring during the Term will be paid to Lessor as sole loss payee, and Lessor will pay or cause to be paid any remaining balance of those amounts to Lessee after deduction of all amounts which may be or become payable by Lessee to Lessor under the Lease and the Other Agreements (including under Section 11.1(b));

(b)	Exceeding Damage Notification Threshold: all insurance proceeds of any property, damage or loss to any Engine or any Part occurring during the Term not constituting an Event of Loss and in excess of the Damage Notification Threshold will be paid to Lessor as sole loss payee, and applied in payment (or to reimburse Lessee) for repairs or replacement property upon Lessor being satisfied that the repairs or replacement have been effected in accordance with the Lease. Any balance remaining shall he paid to or retained by Lessor or Owner, as the case may be;

(c)	Below Damage Notification Threshold: insurance proceeds in amounts below the Damage Notification Threshold shall be paid by the insurer directly to Lessee;

(d)	Liability Proceeds: all insurance proceeds in respect of third party liability will be paid by the insurers to the relevant third party in satisfaction of the relevant liability or to Owner, Lessor, Financing Partners’ Representative or Lessee, as the case may be, in reimbursement of any payment so made;

(e)	Default: notwithstanding any of the foregoing paragraphs if at the time of the payment of any such insurance proceeds a Default has occurred and is continuing, all such proceeds will be paid to Lessor, Owner or Financing Parties’ Representative, as the case may be, or retained to be applied toward payment of any amounts which may be or become payable by Lessee in such order as Lessor or Owner, as the case may be, may elect until such time as no Default is continuing and then applied as described above; and to the extent that insurance proceeds are paid to Lessee, Lessee agrees to hold such proceeds in trust and comply with the foregoing provisions and apply or pay over such proceeds as so required.

SCHEDULE 8

FORM OF LESSEE’S [AND GUARANTOR’S] LEGAL OPINION

[DATE]

[CELESTIAL AVIATION TRADING 50 LIMITED]

Ladies and Gentlemen:

1.1	You have asked us to render an opinion in connection with the transaction governed by or subject to, inter alia, the under-mentioned documents:

(a)	the Engine Lease Agreement dated [ ] (the “Engine Lease Agreement”), between [Celestial Aviation Trading 50 Limited] (“Lessor”) and Concesionaria Vuela Compañía de Aviación, S.A. de C.V. (“Lessee”) in respect of one [ ] engine with engine serial number [ ] (the “Engine”);

(b)	the Common Terms Agreement (as defined in the Engine Lease Agreement);

(c)	the By-laws of Lessee, public deed 92,750 dated October 27, 2004 granted before Mr. Emiliano Zubiría Maqueo, Public Notary 25 of the Federal District, which contains the constitutional documents of the Lessee and of public deed 83,539 dated October 27, 2005, granted before Mr. José Visoso del Valle, Public Notary 92 of the Federal District, which contains amendments thereto which have not been further amended through the date hereof; and

(d)	all other documents, approvals and consents of whatever nature and wherever kept which it was, in our judgment and to our knowledge, necessary or appropriate to examine to enable us to give the opinion expressed below.

Words and expressions used and not otherwise defined herein will bear the same meanings as defined in an Engine Lease Agreement. As used herein the term “Lease” means and includes the Engine Lease Agreement which incorporates the Common Terms Agreement (as defined therein).

2.	Having considered the documents listed in paragraph 1 above, and having regard to the relevant laws of Mexico we are pleased to advise that in our opinion:

(a)	Lessee is a company (sociedad anónima de capital variable), duly organized, validly existing and in good standing under the laws of Mexico and has the corporate power and all requisite governmental authority necessary to carry on its respective business as presently conducted;

(b)	Lessee has the corporate power to enter into and perform, and has taken all necessary corporate action to authorize the entry into, and the execution, delivery and performance by it of, the Lease and the transactions contemplated by the Lease;

(c)	the entry into and performance by Lessee of, and the transactions contemplated by, the Lease do not and will not:

(i)	conflict with any Laws binding on Lessee; or

(ii)	conflict with the By-laws of Lessee; or

(iii)	conflict with or result in default under any agreement or instrument which is binding upon Lessee or any of its assets or result in the creation of any Security Interest.

(d)	no authorizations, consents, licenses, approvals and registrations (other than those which have been obtained and of which copies are attached hereto) are necessary or desirable to be obtained from any governmental or other regulatory authorities in Mexico or any other jurisdiction having jurisdiction over Lessee, its operations or its properties to enable Lessee:

(i)	to enter into and perform the transactions contemplated by the Lease;

(ii)	to import the Engine into Mexico for the duration of the Term;

(iii)	to operate the Engine in Mexico; or

(iv)	to make the payments provided for in the Lease;

(e)	except for the filing and recordation of the Lease with the Mexican Aeronautical Registry (Registro Aeronáutico Mexicano) of the Air Authority (which filing will be made in accordance with the terms of the Lease), it is not necessary or desirable, to ensure the priority, validity and enforceability of all the obligations of Lessee under the Lease, as against Lessee and all third parties, or to perfect the interests of Lessor, that the Lease be filed, registered, recorded or notarized in any public office or elsewhere or that any other instrument be signed, delivered, filed, registered or recorded, that any tax or duty be paid or that any other action whatsoever be taken;

(f)	the Lease has been duly executed and delivered on behalf of Lessee and constitutes the legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms;

(g)	Mexican withholding tax may apply however the Lessee has initiated legal proceedings regarding the applicability of such tax. No other withholding or deduction of any other Tax or other amount in respect of payments to be made by Lessee pursuant to the Lease; with respect to any withholdings, the provisions of Section 5.6 of the Lease are fully effective; and the arrangements contemplated by the Lease do not give rise to Taxes in Mexico;

(h)	there is no applicable usury or interest limitation law in Mexico applicable to payments in accordance with the Lease;

(i)	there are no registration, stamp or other taxes or duties of any kind payable in Mexico in connection with the execution, performance or enforcement by legal proceedings of the Lease;

(j)	the choice of New York law to govern the Lease will be upheld as a valid choice of law in any action in the competent courts of Mexico, pursuant to Article 1347A of the Commerce Code (Código de Comercio), which provides, inter alia, that any judgment rendered outside Mexico maybe enforced by Mexican courts, provided that:

1)	such judgment is obtained in compliance with the legal requirements of the jurisdiction of the court rendering such judgment and in compliance with all legal requirements of the Operative Documents;

2)	such judgment is strictly for the payment of a certain sum of money, based on an in personam (as opposed to an in rem) action;

3)	service of process was made personally on the defendant or on the appropriate process agent;

4)	such judgment does not contravene Mexican law, public policy of Mexico, international treaties or agreements binding upon Mexico or generally accepted principles of international law;

5)	the applicable procedure under the laws of Mexico with respect to the enforcement of foreign judgments (including the issuance of a letter rogatory by the competent authority of such jurisdiction requesting enforcement of such judgment and the certification of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof), is complied with;

6)	the action in respect of which judgment is rendered is not the subject matter of a lawsuit among the same parties pending before a Mexican court;

7)	such judgment is final in the jurisdiction where obtained; and

8)	the courts of such jurisdiction recognize the principles of reciprocity in connection with the enforcement of Mexican judgments in such jurisdiction.

(k)	the consent to the jurisdiction by Lessee contained in the Lease is valid and binding on Lessee;

The foregoing opinion is subject to the following qualifications:

1.	enforcement of the Lease may be limited by bankruptcy, concurso mercantil, insolvency, liquidation, reorganization, moratorium and other similar laws of general application relating to or affecting the rights of creditors generally;

2.	in any proceedings brought to the courts of Mexico for the enforcement of the Lease against the Lessee, a Mexican court would apply Mexican procedural law in such proceedings;

3.	in the event that any legal proceedings are brought in the courts of Mexico, a Spanish translation of the documents required in such proceedings, prepared by a court-approved translator, would be approved by the court after the defendant had been given an opportunity to be heard with respect to the accuracy of the translation, and proceeding would thereafter be based upon the translated documents;

4.	in a bankruptcy proceeding initiated in Mexico pursuant to the laws of Mexico labor claims, claims of tax authorities for unpaid taxes, social security quotas, worker’s housing fund quotas and retirement fund quotas may have priority over claims of the Lessor; and

I express no opinion as to any laws other that the laws of Mexico.

This opinion is furnished to you solely for your and your successors’ and permitted assigns’ benefit and it is not to be transferred to anyone else nor is it to be relied upon by anyone else or for the purpose or quoted or referred to in any public document or filed with anyone without my prior written consent.

Very truly yours,

[ ]

General Counsel

SCHEDULE 9

EVENTS OF DEFAULT

Each of the following events or conditions constitutes an Event of Default:

(a)	Non-payment: Lessee fails to make any payment of Rent, Supplemental Rent or any other amount payable under the Lease on the due date and such failure continues for three (3) Business Days or more; or

(b)	Insurance: Lessee fails to comply with any provision of Section 9 or Schedule 7, or any insurance required to be maintained under the Lease is cancelled or terminated, or a notice of cancellation is given in respect of any such insurance arising as a result of non-payment of insurance premium and such notice is not cancelled or rescinded or the relevant insurance substituted without lapse of coverage within 10 Business Days of receipt by Lessee’s designated insurance broker; or

(c)	Breach: Lessee fails to comply with any other provision of the Lease not referenced in this Schedule 9 and, if such failure is in the opinion of Lessor capable of remedy, such failure continues for 30 days after notice from Lessor to Lessee; or

(d)	Representation: any representation or warranty made (or deemed to be repeated) by Lessee in or pursuant to the Lease or in any document or certificate or statement is or proves to have been incorrect in any material respect when made or deemed to be repeated and if capable of being cured, is not cured within 30 days following notice from Lessor to Lessee; or

(e)	Cross-Default:

(i)	any Financial Indebtedness of Lessee in excess of ***** is not paid when due after giving effect to any applicable grace periods;

(ii)	any such Financial Indebtedness becomes due or capable of being declared due prior to the date when it would otherwise have become due; or becomes due as a result of an event of default or termination event, howsoever described, on the part of Lessee or any other Person prior to the date when it would otherwise have become due; or

(iii)	the security for any such Financial Indebtedness becomes enforceable; or

(iv)	any event of default or termination event, howsoever described, occurs under any Other Agreement, or any other lease, hire purchase, conditional sale or credit sale agreement of Lessee and the same is not cured under the applicable grace period (if any); or

(f)	Approvals: any consent, authorization, licence, certificate or approval of or registration with or declaration to any Government Entity required to be obtained or maintained by Lessee in connection with the Lease and/or the operation of the Engine (including any airline licence or air transport licence including authority to operate the Engine under Part 121 of the FARs, a Certificate of Convenience and Necessity issued under the Act and an air carrier operating certificate issued under the Act) is modified in a materially prejudicial manner or is withheld, or is revoked, suspended, cancelled, withdrawn, terminated or not renewed, or otherwise ceases to be in full force except where the unacceptable modification, withholding, revocation, suspension, cancellation, withdrawal, termination or non-renewal (i) of the Lessee’s authority to operate the Engine affects all operators of engines of the same type as the Engine, or (ii) may in so far as the airline license or air transport license required by Lessee are concerned, be capable of being remedied by Lessee within 30 days of receipt of notice by Lessee of such event occurring; or

(g)	Bankruptcy, etc:

(i)	Lessee consents to the appointment of a custodian, receiver, trustee or liquidator of itself or all or a material part of its property or its consolidated property, or Lessee admits in writing its inability to, or is unable to, or does not, pay its debts generally as they come due, or makes a general assignment for the benefit of creditors, or Lessee files a voluntary petition in bankruptcy or voluntary petition seeking reorganization in a proceeding under any bankruptcy or insolvency laws (as now or hereafter in effect), or an answer admitting the material allegations of a petition filed against Lessee in any such proceeding, or Lessee by voluntary petition, answer or consent seeks relief under the provisions of any other bankruptcy, insolvency or other similar law providing for the reorganization or winding-up of debtors, or provides for an agreement, composition, extension or adjustment with its creditors, or any board of directors or shareholder action is taken by Lessee in furtherance of any of the foregoing, whether or not the same is fully effected or accomplished; or

(ii)	An order, judgement or decree is entered by any court appointing, without the consent of Lessee, a custodian, receiver, trustee or liquidator of or sequestering any of Lessee’s property, and any such order, judgement or decree of appointment or sequestration remains in effect, undismissed, unstayed or unvacated for a period of 60 days after the date of entry thereof or at any time an order for relief is granted; or

(iii)	An involuntary petition against Lessee or other proceeding under the United States Federal Bankruptcy laws or other insolvency laws (as now or hereafter in effect) is filed and is not withdrawn or dismissed within 60 days thereafter or at any time an order for relief is granted in such proceeding, or if, under the provisions of any law providing for reorganisation or winding-up of debtors which may apply to Lessee, any court of competent jurisdiction assumes jurisdiction over, or custody or control of, Lessee or of all or any material part of Lessee’s property, and such jurisdiction, custody or control remains in effect, unrelinquished, unstayed or unterminated for a period of 60 days or at any time an order for relief is granted in such proceeding; or

(h)	Suspension of Business: Lessee suspends or ceases or takes substantive steps to suspend or cease to carry on all or a material part of its business as a commercial air carrier [(other than as a result of a labor dispute with Lessee’s employees); or

(i)	Rights and Remedies: Lessee or any other Person claiming by or through Lessee challenges the existence, validity, enforceability or priority of the Lease or the rights of Lessor as lessor or of Owner as owner in respect of the Engine or Financing Parties’ Representative as holder of a first priority Security Interest in the Engine and the Lease; or

(j)

Change of Control: without the previous consent in writing of Lessor (in circumstances where the consent of Lessor is required under the Lease and has not been unreasonably withheld), any single Person or group of Persons (other than a Person that is a shareholder of Lessee, or as a group of Persons who are shareholders of Lessee, on the date of the Lease) acquires (i) the direct or indirect ability to vote in excess of 50% of the voting shares of Lessee, or (ii) the direct or indirect ability to appoint or remove more than 50% of the directors with voting rights or officers of

Lessee or (iii) the direct or indirect ability to give effective directions with respect to and control the management and operations and financial policies and decisions of Lessee, with which the directors or other equivalent officers of Lessee are obligated to comply; provided, for purposes of clarification, a bona fide initial public offering of up to 70% of the voting equity shares of the Lessee shall not be deemed a change of control under this Schedule 9(j) unless and until a circumstance described in clause (i), (ii) or (iii) otherwise exists; or

(k)	Delivery: Lessee fails to comply with its obligation under Section 4 to accept delivery of the Engine; or

(i)	Adverse Change: any event or series of events occurs which, in the reasonable opinion of Lessor, could be expected to have a material adverse effect on the financial condition, operations or prospects of Lessee or any Guarantor or on the ability of Lessee to comply with its obligations under the Lease or on the ability of any Guarantor to comply with its obligations under the Guarantee (if any); or

(m)	Letter of Credit:

(i)	the issuer of the Letter of Credit (if any) fails to make any payment under that Letter of Credit when due and Lessor has not received a cash deposit from Lessee in respect of the amount drawn down under the Letter of Credit; or

(ii)	any such Letter of Credit is not in full force or, for any reason ceases to constitute the legal, valid and binding obligation of the issuer and such Letter of Credit has not been replaced by a cash deposit from Lessee in an amount corresponding to such Letter of Credit or has not been replaced by a substitute Letter of Credit complying with the provisions of Section 5.14; or

(iii)	any authorization required by the issuer to obtain and transfer freely Dollars is withheld, revoked, suspended, cancelled, withdrawn, terminated or not renewed or otherwise ceases to be in full force and effect or paragraph (g) above applies to such issuer (references in those sub-paragraphs to Lessee being deemed to be to the issuer) and Lessor has not received a cash deposit from Lessee in an amount corresponding to the sum available for draw down under the Letter of Credit upon Lessee becoming aware of any of the foregoing circumstances; or

(iv)	where applicable, any Letter of Credit is not renewed, extended or reissued within the time, or replaced when, required by Section 5.14;

and each reference in this paragraph (m) to “the issuer” shall include a reference to any confirming bank for the Letter of Credit.

(n)	Redelivery: Lessee fails to return the Engine to Lessor on the Expiry Date in accordance with Section 12; or

(o)	Litigation: a final, non-appealable judgment for the payment of money not covered by insurance in excess of ***** (or the equivalent thereof in other currencies) shall be rendered against Lessee and the same shall remain undischarged for a period of 30 days, unless during such period, execution of such judgement shall have been effectively stayed by agreement of the parties involved or by court order or such judgement shall have been adequately bonded; or

(p)	Guarantee:

(i)	any representation or warranty made by any Guarantor is or proves to have been incorrect in any material respect when made or deemed to be repeated and, if capable of being cured, has not been so cured within 30 days following notice from Lessor to Guarantor or Guarantor fails to make any payment or comply with any other obligation under any Guarantee when due; or

(ii)	any Guarantor repudiates, revokes or claims in writing that it has no further obligations under any Guarantee or such Guarantee ceases to be in full force or, for any reason, ceases to be the legal, valid and binding obligation of such Guarantor; or

(iii)	any of the events listed in paragraph (e)(i) or (g) above occurs in respect of any Guarantor (and for purposes of this paragraph(s), references in those paragraphs to Lessee shall be deemed to be references to Guarantor); or

(q)	Unlawful: it becomes unlawful for Lessee to perform any of its obligations under the Lease or the Lease becomes wholly or partly invalid or unenforceable; or

(r)	Transfer/Lessee Requirements: Lessee makes or permits any assignment or transfer of the Lease, or any interest herein, or of the right to possession of the Engine or any Part, or any obligations under the Lease, or Lessee subleases the Engine, in any case except as expressly permitted in the Lease; or Lessee breaches any provision of Section 8.7 and if capable of being cured, has not been cured within 30 days following notice from Lessor to Lessee; or

(s)	Engine Loss: Lessee fails to timely comply with its obligations under Sections 8.11(a) and 8.11(b) with respect to an Event of Loss.

SCHEDULE 10

FORM OF INCIDENT STATEMENT

PLEASE PRINT OUT AND TRANSFER TO AIRLINE LETTERHEAD.

1.	Engine Serial Number:

2.	Reason for Removal:

3.	Utilization:	Engine TSN CSN at 1st installation.

Engine TSN              CSN              at 1st removal.

Aircraft TSN              CSN              at 1st installation.

Aircraft TSN              CSN              at 1st removal.

Engine TSN              CSN              at 2nd installation. (If applicable)

Engine TSN              CSN              at 2nd removal. (If applicable)

Aircraft TSN              CSN              at 2nd installation. (lf applicable)

Aircraft TSN              CSN              at 2nd removal. (If applicable)

4.	Date of installation: , removal: at 1st installation/removal.

Date of installation:                     , removal:              at 2nd installation/removal. (If applicable)

5.	Aircraft Tail #, Position installed: at 1st installation/removal.

Thrust rating at which the Engine was operated at 1st installation/removal -

Aircraft Tail #,              Position installed:              at 2nd installation/removal.

Thrust rating at which the Engine was operated at 2nd installation / removal: (if applicable) -

6.	Has the Engine, including any component(s) installed or replaced by the Operator during the term of the lease, been operated on any U.S. and/or Foreign Government or military aircraft, been subjected to any extreme heat or other form of extreme stress, e.g. Major Engine failure, fire and extreme heat, or incident/accident as defined by lessee’s regulatory authority, been immersed in salt water, or otherwise exposed to corrosive agents outside normal operation. YES NO

7.	Have PMA/non-OEM material (S) or material (S) containing non-OEM repairs been installed onto the engine during the term of the lease. YES NO

8.	Have there been ANY Deviations from Manual (Including any OEM approved deviations) issued to the Engine, or any hardware or component(s) attached to the Engine, during the term of the lease. YES NO

Note : If Yes please provide supporting OEM documentation, CDR and FAA 8110-3

9.	Has the engine been returned to GEEL with the same inventory as at delivery, per the lease agreement?

YES          NO

NOTE - GEEL WILL ADDITIONALLY PERFORM A FULL INVENTORY CONTROL CHECK AT ENGINE REDELIVERY HOUSEKEEPER.

NB :- If you are returning any items that have been removed from the engine and are being shipped loose, they must have an accompanying EASA Form 1/8130 Form.

10.	WWAS THE ENGINE OPERATED AND MAINTAINED IN ACCORDANCE WITH THE AMM? YES NO

11.	Were there any Deferred items noted during the term of the Lease? YES NO

If YES, list the Deferred items and provide documentation.

12.	Has the Engine experienced an EGT or RPM exceedence? YES NO

If YES, supply details of troubleshooting and RECTIFICATION.

13.	Were any Service Bulletins incorporated during the term of the Lease?

YES          NO

If YES, list the SB’s complied with below and provide documentation of compliance to include maintenance log records, date of compliance, and technician sign off.

14.	Were any Airworthiness Directives (or AMOC) incorporated during the term of the Lease?

YES          NO

If YES, list the AD’s complied with below and provide documentation of compliance to include maintenance log records, date of compliance, and technician sign off.

Note - An Alternative Method of Compliance or adjustment of the AD compliance requirements may be used if approved by the appropriate Air Regulatory Authority Manager as noted under the parent AD. Where an AMOC has been applied, the operator must provide supporting documentation showing compliance with the AMOC, and the approval documentation of any such AMOC from the appropriate Air Regulatory Authority Aircraft Certification Office.

15.	Were any LLP’s replaced during the term of the Lease?

YES          NO

Note : If Yes please supply copies of original EASA Form 1/8130 and documents required per Section 2 reference          LLP replacement.

16.A.	Oil type used:

B.	Oil consumption rate:

17.	Was the Engine properly stored (if applicable) in accordance with the AMM/Engine Manual during the Term of the Lease?

YES          NO

18.	Was the Engine properly transported in accordance with the AMM/Engine Manual during the term of the lease?

YES          NO

19.	Per Special Provision A70 in the IATA Dangerous Goods Regulation, the fuel system has been completely emptied of fuel and therefore is not subject to IATA regulations.

YES          NO

20.	Has a “C” Check been completed on the Engine iaw the applicable AMM/MPD and certified on the FAA 8130-3 or

EASA Form One Release Certificate “C” Check accomplished.?

YES          NO

Signature:

Title:

Date:

Stamp:

SCHEDULE 11

RECOGNITION OF RIGHTS AGREEMENT

RECOGNITION AGREEMENT dated             , 2007, among: (i) [Celestial Aviation Trading 50 Limited (Celestial)],; and [                    ] (Airframe Lessor/Owner).

WHEREAS:

(A) [Airframe Lessor/Owner] is the lessor/owner of one or more [Airbus model         ] aircraft, bearing manufacturer’s serial number(s) [        ] (the “Aircraft”) operated by Concesionaria Vuela Compañía de Aviación, S.A. de C.V. (“Volaris”); and

(B) Celestial is the lessor and owner of one or more [        ] engines, bearing manufacturer’s serial number(s) [        ] (the “Celestial Engine”) and is leasing them to Volaris. The Celestial Engines may from time to time be installed upon the Aircraft.

NOW IT IS AGREED:

1. Celestial and GECAS hereby agree in favor of [Airframe Lessor/Owner] [and [        ] (as mortgagee of the Aircraft)] to recognize the rights and interests of [Airframe Lessor/Owner] [and [        ] in the Aircraft and any engine owned/leased by [Airframe Lessor/Owner] and operated by Volaris.

2. Each of [Airframe Lessor/Owner] [and [        ] hereby undertakes:

(i) to recognize the rights and interests of Celestial and any creditor of Celestial in (a) any Celestial Engine installed on the Aircraft and (b) insurance proceeds payable in respect of any Celestial Engine in excess of the agreed value of the Aircraft on which it is installed; and

(ii) not to claim or assert, as against Celestial or any relevant creditor of Celestial, any right, title or interest in any Celestial Engine and such insurance proceeds arising by virtue of the installation of any Celestial Engine on the Aircraft.

3. Each party hereto hereby agrees to waive, to the extent in conflict with this Recognition Agreement, the benefit of any contrary provisions of applicable law.

4. This Recognition of Rights Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA.

[insert name of Airframe Lessor/Owner]

By:

Title:

CELESTIAL AVIATION TRADING 50 LIMITED	GE COMMERCIAL AVIATION SERVICES LIMITED

By:	By:

Title:	Title:

SCHEDULE 12A

FORM OF POWER OF ATTORNEY

PRIMERA.- El señor         , en su calidad de representante legal de CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, otorga en favor de GE COMMERCIAL AVIATION SERVICES LIMITED y [Financing Parties’ Representative], para ser ejercitado conjunta o separadamente, PODER ESPECIAL CON CARÁCTER DE IRREVOCABLE, por ser condición en un contrato bilateral según lo previsto en el artículo dos mil quinientos noventa y seis del Código Civil para el Distrito Federal y su correlativo del Código Civil Federal y de los Códigos Civiles de los Estados de la República Mexicana en donde se ejercite, con facultades generales para PLEITOS Y COBRANZAS y para ACTOS DE ADMINISTRACIÓN, en los términos de los dos primeros párrafos del artículo dos mil quinientos cincuenta y cuatro y del artículo dos mil quinientos ochenta y siete del Código Civil para el Distrito Federal y su correlativo del Código Civil Federal y de las Códigos Civiles de los Estados de la República Mexicana en donde se ejercite, LIMITADO EN CUANTO A SU OBJETO, para que en forma enunciativa mas no limitativa, en caso de incumplimiento o cualquier otra causa de terminación según se establece en (i) el contrato de términos comunes de arrendamiento de motor de fecha      de          de         , celebrado per GE Commercial Aviation Services Limited y Concesionaria Vuela Campañía de Aviación, S.A. de C.V., y en (ii) el contrato de arrendamiento de motor de fecha      de          de         , celebrado por         , en su carácter de arrendador y Concesionaria Vuela Compañía de Aviación, S.A. de C.V., en su carácter de arrendatario, en relation con el motor modelo          con número de serie          actúe en representación de Concesionaria Vuela Compañía de Aviación, S.A. de C.V. y Ileve a cabo las acciones, los trámites y procedimientos necesarios para la obtención de los permisos, derechos, información, autorizaciones y aprobaciones requeridos para la cancelación de registros e inscripciones ante la Dirección General de Aeronáutica Civil y/o el Registro Aeronáutico Mexicano, así como para la entrega, recuperación, exportación y transportacíon al extranjero de unmotor         , (        ), con número de serie del fabricante     , (        ), así como para comparecer en representacíon de Concesionaria Vuela Campania de Aviación, S.A. de C.V., ante cualquier autoridad, instancia o entidad competente, ya sea Gubernamental a Judicial o de otra indole con respecto de dicho propósito y para ejercitar todos aquellos derechos que de conformidad con las !eyes y reglamentos aplicables puedan asistir en la obtención de dichos permisos, derechos, autorizaciones o aprobaciones en relacíon con dicho motor. Asimismo, en forma enunciativa más no limitativa, el apoderado queda facultado para: promover, solicitar y gestionar para que en representación de Concesionaria vuela Compañía de Aviación, S.A. de C.V., lleve a cabo los trámites, procedimientos, y para que firmen cualesquiera documentos necesarios con respecto a cualesquiera seguros y/o para la cobranza de los productos de seguros relacionados on motor         , (        ), con número de serie del fabricante         , (        ).

SEGUNDA. En el ejercicio de sus facultades la apoderada estará facultada para sustituir total o parcialmente dichas facultades y revocar tales substituciones.

TERCERA. Este poder se otorga con el carácter de irrevocable por ser un medio para cumplir con una obligación con traída con anterioridad.

CUARTA. Los apoderados, indistintamente, podrán llevar a cabo los actos u operaciones que haga necesaria la naturaleza y objeto del presente poder, pudiendo firmar cuantos documentos públicos o privados sean menester para su cabal cumplimiento. Adicionalmente estará autorizado para registrar, cancelar el registro y autorizar el registro o cancelación del registro de cualquier derecho derivado del motor         , (        ), con número de serie del fabricante         , (        ) en el Registro Internacional de conformidad con la Convención de Cape Town.

Por:

Cargo:

UNIVERSAL ENGLISH TRANSLATION OF THE FORM OF POWER OF ATTORNEY IN SPANN

First, Mr                     , in his capacity as attorney in fact of CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, [SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE], hereby grants in favor of GE COMMERCIAL AVIATION SERVICES LIMITED and [Financing Parties’ Representative], to be exercised jointly or severally, a SPECIAL POWER OF ATTORNEY IN AN IRREVOCABLE CHARACTER, as it is a condition set forth under certain bilateral agreement according to the provisions of article two thousand five hundred ninety-six of the of the Civil Code for the Federal District and its related one of the Federal Civil Code and of the Civil Codes for all the States of the Mexican Republic in which this power of attorney shall be exercised, with general powers for LAWSUITS AND COLLECTIONS and for ACTS OF ADMINISTRATION, under the terms of the first two paragraphs of article two thousand five hundred fifty-four and article two thousand five hundred eighty-seven of the Civil Code for the Federal District and its related one of the Federal Civil Code and of the Civil Codes for all the States of the Mexican Republic in which this power shall be exercised, LIMITED WITH RESPECT TO ITS OBJECT, in order that as an enumeration but not as a limitation, in case there occurs an event of default or any other termination event as set forth in (i) certain engine lease common terms agreement dated     ,                 , entered into by and between GE Commercial Aviation Services Limited y Concesionaria Vuela Compañía de Aviación, S.A. de CV., and (ii) the engine lease agreement dated                     , entered into and between          in its capacity as lessor and Concesionaria Vuela Compañía de Aviación, S.A. de CV., in its capacity as lessee, in connection with an engine          (            ), with manufacturers serial number          (        ), he/she acts on behalf of CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, and he/she carries out the necessary procedures, actions and proceedings for the obtainment of the permits, duties, information, authorizations and approvals required for the cancellation of registrations, records of the engine with the Direction General of Civil Aeronautics and/or Mexican Aeronautics Registry, as well as for the delivery, recovery and exportation of an engine          (        ), [with manufacturers serial number          (        ), as well as to appear on behalf of CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN SOC1EDAD ANÓNIMA DE CAPITAL VARIABLE, before any competent authority, instance or entity, whether Governmental or Judicial or of other kind with respect to such purpose and to exercise all those rights that pursuant to the applicable laws and regulations may assist in the obtainment of such permits, duties, authorizations or approvals relating to such engine. Likewise, as an enumeration but not as a limitation the attorney in fact is authorized to: promote, request and negotiate in order that on behalf of “LESSEE”, Concesionaria Vuela Compañía de Aviación, S.A. de C.V., he/she takes the necessary steps and carries out the procedures to execute any documents that may be necessary with respect to any insurance and/or the collection of the proceeds under any related to an engine          (        ), manufacturers serial number          (        ), [with certificate of registration with the United Mexican States].

SECOND.- In exercise of his/her faculties the attorney in fact shall be authorized to substitute in whole or in part such faculties and revoke such substitutions.

THIRD.- This power of attorney is granted in an irrevocable character as it is a mean to comply with an obligation previously assumed.

FOURTH.- Each attorney in fact shall be authorized to carry out the acts or transactions that are necessary due to the nature and object of this power of attorney, haying authority as well to execute the public or private documents that may be necessary for its full compliance

SCHEDULE 12B

FORM OF IRREVOCABLE DE-REGISTRATION AND EXPORT REQUEST AUTHORISATION

Pursuant to Article XIII

Of the

Cape Town Convention and

Aircraft Equipment Protocol

[Insert Date]

To:	[Insert Name of Registry Authority]

Re:	Irrevocable De-Registration and Export Request Authorisation

The undersigned is the registered [operator] [owner] of the [insert the engine manufacturer name and model number] bearing manufacturer’s serial number [insert manufacturer’s serial number] and registration [number] [mark] [insert registration number/mark] (together with all installed, incorporated or attached accessories, parts and equipment, the “Engine”).

This instrument is an irrevocable de-registration and export request authorisation issued by the undersigned in favour of [insert name of lessor/creditor] (“the authorised party”) under the authority of Article XIII of the Protocol to the Convention on International Interests in Mobile Equipment on Matters specific to Aircraft Equipment. In accordance with that Article, the undersigned hereby requests:

(i)	recognition that the authorised party or the person it certifies as its designee is the sole person entitled to:

(a)	[procure the de-registration of the Engine from the [insert name of aircraft register] maintained by the [insert name of registry authority] for the purposes of Chapter III of the Convention on International Civil Aviation, signed at Chicago, on 7 December 1944,] and

(b)	procure the export and physical transfer of the Engine from [insert name of country]; and

(ii)	confirmation that the authorised party or the person it certifies as its designee may take the action specified in clause (i) above on written demand without the consent of the undersigned and that, upon such demand, the authorities in [insert name of country] shall cooperate with the authorised party with a view to the speedy completion of such action.

The rights in favour of the authorised party established by this instrument may not be revoked by the undersigned without the written consent of the authorised party.

Please acknowledge your agreement to this request and its terms by appropriate notation in the space provided below and lodging this instrument to

[insert name of registry authority].

SCHEDULE 13

PROCESS AGENT POWER OF ATTORNEY

UNICA.-CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, según lo previsto en el artículo dos mil quinientos cincuenta y tres del Código Civil para el Distrito Federal y su correlativo del Códigos Civil Federal y de los Códigos Civiles de los Estados de la República Mexicana en donde se ejercite otorga poder especial, a favor de Incluir denominación de Agente de Proceso], con domicilio en [Incluir domicilio de Agente de Proceso], pero tan amplio como sea necesario en cuanto a las facultades que comprende para ser ejercitado en cualquier jurisdición, para que reciba, en nombre y representación de CONCESIONAR1A VUELA COMPAÑÍA DE AVIACIÓN SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, todas y cada una de las notificaciones, emplazamientos y en general documentos de cualquier índole, en relación con cualquier procedimiento, incluyendo sin limitación, procedimientos judiciales, administrativos o arbitrales, en relación con (i) une contrato de términos comunes de arrendamiento de motor de fecha      de          de         , celebrado por GE Comercial Aviation Services Limited y Concesionaria Vuela Compañía de Aviación, S.A. de C.V., y (ii) el contrato de arrendamiento de motor de fecha      de          de         , celebrado por Celestial Aviation trading 50 Limited, en su carácter de arrendador y Concesionaria Vuela Compañía de Aviación, S.A. de C.V., en su carácter de arrendatario, en relació con el motor modelo          con número de serie         , o de cualquier documento derivado o que tenga relación con dichos instrumentos.

El presente mandato, aunque especial, se otorga tan amplio, cumplido y bastante como en derecho se requiera, para que el apoderado pueda recibir toda documentación relacionada con los negocios mencionados en el párrafo anterior, en forma expresamente establecida.

UNOFFICIAL ENGLISH TRANSLATION OF THE FORM OF POWER OF ATTORNEY IN SPANISH

SOLE.         , SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, according to the provisions of article two thousand five hundred and fifty three of the Civil Code for the Federal District and its related Federal Civil Code and of the Civil Codes for all the States of the Mexican Republic in which this power of attorney shall be exercised hereby grants in favor of [INCLUDE NAME OF AGENT FOR SERVICE OF PROCESS], with address at [ADDRESS OF AGENT FOR SERVICE OF PROCESS] a SPECIAL POWER OF ATTORNEY, but as broad as required by law to be exercised in any jurisdiction, in order to receive, in the name and on behalf of          SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, any and all notifications, service of process and in general any type of documents, related to any procedures, processes, lawsuits, including without limitation, judicial, administrative or arbitration procedures, in connection with (i) certain engine lease common terms agreement dated     ,                  entered into by and between GE Commercial Aviation Services Limited y Concesionaria Vuela Compañía de Aviación, S.A. de C.V., and (ii) the engine lease agreement dated                     , entered into by and between         , in its capacity as lessor and Concesionaria Vuela Compañía de Aviación, S.A. de C.V, in its capacity as lessee, in connection with an engine         (            ), with manufacturers serial number          (        ) or any other document derived or related therewith.

This power of attorney, although special, is granted in the broadest way permitted by law, in order that the attorney-in-fact may receive any documentation related to the transactions described above.